Dated 14 August 2008

NUCLOBEL LUX 1 S.ÀR.L

-and-

NUCLOBEL LUX 2 S.ÀR.L

-and-

NDS GROUP PLC

-and-

NDS FINANCE LIMITED

-and-

NEWS CORPORATION

-and-

NDS HOLDCO INC.

IMPLEMENTATION AGREEMENT

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS

CONTENTS

1	Interpretation	3
2	Conditions	17
3	Implementation of the Transactions	20
4	Cash Consideration	30
5	Court Order	31
6	Documentation and Stockholders Agreement	31
7	Warranties, Undertakings and Indemnities	31
8	Exclusivity	39
9	Employees	40
10	Announcement	40
11	Assignment	41
12	Time of the Essence	41
13	Termination	41
14	Fees and Costs	42
15	Waiver/Amendment	42
15	Directors' and Officers' Insurance	42
17	Invalidity	43
18	Notices	43
19	General	46
20	Governing Law	48
Schedule I Announcement		50
Schedule II Target Share Schemes		51
Schedule III Target Operating Companies		53
Schedule IV Exhaustive List Of Applicable City Code Provisions		54
Schedule V Conditions		55
Schedule VI Material Agreements – Clause 7.2(b)		60

THIS AGREEMENT is made the 14th day of August 2008

BETWEEN:

(1)
Nuclobel Lux 1 S.àr.l. a company incorporated in Luxembourg and whose registered office is at 282, route de Longwy L-1940 Luxembourg registered with the Luxembourg Register of Trade and Companies with company number B139764 (“Bidco 1”);

(2)
Nuclobel Lux 2 S.àr.l. a company incorporated in Luxembourg and whose registered office is at 282, route de Longwy L-1940 Luxembourg registered with the Luxembourg Register of Trade and Companies with company number B139747 (“Bidco 2” and together with Bidco 1, the “Bidcos”);

(3)
NDS Group Plc, a public limited company registered in England and Wales with company number 01950497 and whose registered office is at 1 Heathrow Boulevard, 286 Bath Road, West Drayton, Middlesex UB7 0DQ (“Target”);

(4)
NDS Finance Limited, a private limited company registered in England and Wales with company number 6617193 and whose registered office is at 1 Heathrow Boulevard, 286 Bath Road, West Drayton, Middlesex UB7 0DQ (“NDS Finance”);

(5)	News Corporation, a Delaware corporation (“News Corporation”); and

(6)	NDS Holdco Inc., a Delaware corporation (“NDS Holdco”).

WHEREAS:

(A)	As at the date of this Agreement, the entire issued share capital of each of the Bidcos is held directly or indirectly by the Permira Entities.

(B)
As at the date of this Agreement, News Corporation indirectly owns the entire issued share capital of NDS Holdco, and NDS Holdco holds all of the B Shares and the Deferred Shares. As at the date of this Agreement, the majority of the A Shares are represented by the ADSs and the ADSs are listed on Nasdaq.

(C)
Prior to the entry into of this Agreement, the NDS Finance Insertion has been substantially completed, Target legally and beneficially owns the entire issued share capital of NDS Finance and, upon the NDS Finance Insertion being completed, NDS Finance will legally and beneficially own the entire issued share capital of each of the Target Operating Companies. Immediately after the entry into of this Agreement, NDS Finance will enter into the Debt Facilities.

(D)
The parties intend to implement the Transactions, subject, in the case of the Scheme Proposal, to satisfaction or waiver (if applicable) of the Conditions, in accordance with the provisions of this Agreement, the Steps Paper and the Announcement so that upon the Transactions having been consummated on the Effective Date:

(1)	pursuant to the NDS Finance Capital Reduction, 2.3 billion NDS Finance Shares shall have been cancelled and NDS Finance shall have declared and paid the NDS Finance Dividend to Target;

(2)
pursuant to the Scheme, all of the Deferred Shares shall have been cancelled for nil consideration and Target shall have been re-registered as a private company. The A Shares shall have been cancelled pursuant to the Scheme in consideration of the payment of the Cash Consideration (in respect of which the Bidco Cash Consideration shall be payable by the Bidcos and the A Share Distribution shall be payable by Target) to the Scheme Shareholders, and New Target Shares shall have been issued to the Bidcos;

(3)
further pursuant to the Scheme, the Target Capital Reduction shall have taken place pursuant to which approximately 67 per cent. of the B Shares shall have been cancelled in consideration of the News Distribution;

(4)	pursuant to the Management Investment Agreement, the New Hurdle Shares and the Manager B Shares shall have been subscribed for by, and issued to or bought by, the Manager Investors;

(5)
the remaining B Shares (including the New Target Shares) shall be held by the Bidcos and NDS Holdco, with the Bidcos holding in aggregate series B ordinary shares of $0.01 each in the capital of the Target representing approximately 51 per cent. of Target’s issued share capital and NDS Holdco holding series B ordinary shares of $0.01 each in the capital of the Target representing approximately 49 per cent. of Target’s issued series share capital (such percentages to be diluted by the issue to or acquisition by managers and employees of members of the Target Group of shares in the capital of Target, either through options or direct equity participation (including the issue of the New Hurdle Shares and Manager B Shares to the Manager Investors pursuant to the Management Investment Agreement)); and

(6)
the Stockholders Agreement shall be entered into by the Bidcos, News Corporation, NDS Holdco and the Manager Investors and shall be considered, and if thought appropriate, approved by the board of Target immediately after the Scheme becomes fully effective, and immediately thereafter entered into by Target.

(E)
The Panel has ruled that it does not consider that it has jurisdiction with respect to the Scheme Proposal. Notwithstanding this ruling, the parties have agreed to comply with certain specified provisions of the City Code in implementing the Scheme Proposal. The parties have also been cognisant of the fact that the Court has a duty to ensure the terms of the Scheme are fair and equitable, of the scope of the applicable SEC disclosure obligations and of the particular circumstances.

(F)
The parties intend that upon the First Court Order being registered with the Registrar, the elements of the Scheme providing for the re-registration of Target as a private company in accordance with section 139(3) of the 1985 Act, certain amendments to Target's articles of association and the cancellation of the Deferred Shares shall become effective. The parties further intend that upon the Second Court Order being registered with the Registrar, the Scheme, including those elements providing for the Target Capital Reduction, shall become fully effective. In the event that the Second Court Order is not granted or registered with the Registrar and the Scheme does not become fully effective, the parties shall take the actions provided for in sub-clause 5.2.

IT IS AGREED:

1.	Interpretation

1.1	In this Agreement, its Recitals and Schedules, unless the context requires otherwise, each of the following expressions shall have the meaning set opposite it:

“1985 Act”	the Companies Act 1985, as amended;

“1997 Scheme”	the NDS 1997 Executive Share Option Scheme;

“1999 Scheme”	the NDS 1999 Executive Share Option Scheme;

“Act”	the Companies Act 2006;

“Acts”	the Act and the 1985 Act;

“ADS”	an American Depositary Share representing one A Share;

“Advisers”
in relation to the Bidcos means Goldman Sachs International, Fried, Frank, Harris, Shriver & Jacobson LLP, Fried, Frank, Harris, Shriver & Jacobson (London) LLP, Clifford Chance LLP, PricewaterhouseCoopers LLP, Spectrum I Value Partners and Farncombe Technology, in relation to Target (but not the Independent Committee) means Morgan Stanley & Co. Limited, Allen & Overy LLP and Weil, Gotshal & Manges LLP, in relation to News Corporation and NDS Holdco means JP Morgan, Skadden, Arps, Slate, Meagher & Flom LLP and Skadden, Arps, Slate, Meagher & Flom (UK) LLP, and in relation to the Independent Committee, means the Independent Committee Advisers, including (unless the context requires otherwise) partners in and directors and employees of such advisers;

“Affiliate”
in respect of each Bidco, each Permira Entity and any person controlled by or controlling one or more of the Bidcos, and in relation to News Corporation, NDS Holdco, NDS Finance or Target, any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the party, and for these purposes a party shall be deemed to control a person only if such party possesses, directly or indirectly, the power to control the direction of the management and policies of the person, whether through the ownership of over 50% of the voting securities or the right to appoint over 50% of the relevant board of directors by contract or otherwise, but, in relation to News Corporation and NDS Holdco, specifically excluding Target, NDS Finance and each other member of the Target Group;

“Agreed Form”
such documents in the terms agreed between the parties as at the date of this Agreement (or as expressly set out herein), subject to any further changes as the parties may agree and initialled for the purposes of identification by any of the Advisers to each of the relevant parties;

“Agreed Form Documents”	each of: the Discount Notes, NDS Finance Written Resolution, News Loan Note, Steps Paper, Stockholders Agreement and Upstream Loan Agreement;

“Announcement”	the joint press announcement relating to the Transactions in the form agreed between the parties as set out in Schedule I;

“Approved Scheme”	the NDS UK Approved Share Option Scheme;

“A Shares”	the series A ordinary shares of $0.01 each in the capital of Target;

“A Shareholders”	holders of A Shares;
“A Share Distribution”
the distribution to be declared and paid by Target to the Scheme Shareholders pursuant to the Scheme, being the sum of approximately $301.5 million in aggregate, assuming that all A Shares to be issued pursuant to the Target Share Schemes have been issued, being an amount of $15.58 per Scheme Share;

“Bidco Cash Consideration”
the portion of the Cash Consideration, being the sum of approximately $917.8 million in aggregate, assuming that all A Shares to be issued pursuant to the Target Share Schemes have been issued, to be paid by the Bidcos (with approximately 19.44 per cent. paid by Bidco 1 and approximately 80.56 per cent. paid by Bidco 2), being an amount of $47.42 per Scheme Share;

“Board”	the board of directors of Target;

“B Shares”	the 42,001,000 issued series B ordinary shares of $0.01 each in the capital of Target, all of which are held by NDS Holdco as at the date of this Agreement;

“Business Day”	a day (other than Saturday, Sunday or a public holiday), on which banks in the City of London, New York City and Luxembourg are open for business generally;

“Capital Reductions”	the Target Capital Reduction and the NDS Finance Capital Reduction;

“Cash Confirmation Undertaking”
the letter from (i) Permira IV Managers Limited as general partner of Permira IV Managers L.P. as manager of P4 Sub L.P. 1; (ii) Permira IV Managers Limited as general partner of Permira IV Managers L.P. as manager of Permira IV L.P. 2; (iii) Permira Nominees Limited as nominee for Permira Investments Limited; (iv) Permira IV G.P. Limited as general partner of Permira IV G.P. L.P. as general partner of P4 Co-Investment L.P.; (v) Permira IV G.P. Limited as general partner of Permira IV G.P. L.P.; and (vi) Permira IV Managers Limited as general partner of Permira IV Managers L.P. to News Corporation, delivered on the date of this Agreement;

“Cash Consideration”	the sum of $63.00 for each Scheme Share held by Scheme Shareholders in cash (comprising the Bidco Cash Consideration and the A Share Distribution);

“CFC Certificates”	has the meaning ascribed to it in Schedule V;

“Circular”
the circular to be issued by Target to its shareholders containing an explanatory statement of the Scheme including, inter alia, the cancellation of the Deferred Shares, cancellation of the Scheme Shares, the Target Capital Reduction, the allotment of the New Target Shares to the Bidcos, the payment of the Cash Consideration, the declaration and payment of the News Distribution and the allotment of the New Hurdle Shares and Manager B Shares to the Manager Investors;

“City Code”	the City Code on Takeovers and Mergers;

“Commitments”	the commitments offered by News Corporation to the European Commission in relation to its acquisition of a controlling stake in Premiere AG, as accepted by the European Commission on 25 June 2008;

“Competing Proposal”
any proposal or offer by any third party (other than a proposal or offer by or on behalf of the Bidcos or any Affiliate thereof) for 30 per cent. or more of the A Shares and/or for 30 per cent. or more of the B Shares whether by offer, merger, scheme of arrangement or other means and any partnership, joint venture or other business combination involving a change of control of Target, or contribution, disposal or purchase of 50 per cent. or more of the assets, businesses, revenues or undertaking of Target or of the Target Group or other similar transaction that is inconsistent with the implementation of the Scheme Proposal;

“Conditions”	the conditions to the Scheme set out in Schedule V;

“Confirmations”	has the meaning set out in sub-clause 3.7(e);

“Court”	the High Court of Justice in England and Wales;

“Court Meeting”
the meeting or meetings of Scheme Shareholders as may be convened pursuant to an order of the Court under Part 26 of the Act for the purposes of considering and, if thought fit, approving the Scheme (with any amendment approved or imposed by the Court and agreed by Target, News Corporation, NDS Holdco and the Bidcos) including any adjournment or postponement of any such meeting, notice of which shall be contained in the Circular;

“Court Orders”	the First Court Order and the Second Court Order;

“Debt Facilities”	the senior facilities made available under the Senior Facilities Agreement and the mezzanine facility made available under the Mezzanine Facility Agreement;

“Deferred Shares”	the 42,000,002 deferred shares of £1.00 per share in the capital of Target, all of which are held by NDS Holdco as at the date of this Agreement;

“Discount Notes”	the discount notes in the Agreed Form to be issued by NDS Technologies Israel Limited and Jungo Limited to NDS Finance, following the First Court Order;

“Effective Date”	the date upon which the Scheme (including the Target Capital Reduction) becomes fully effective in accordance with its terms;

“EGM Resolutions”
the resolutions to be proposed at the Extraordinary General Meeting in connection with the Scheme and the Target Capital Reduction, including, without limitation, to amend Target’s articles of association and such other matters as may be agreed between Target, News Corporation, NDS Holdco and the Bidcos as necessary or desirable for the purposes of implementing the Scheme, and as may be agreed between Target, News Corporation and NDS Holdco for the purposes of implementing the Target Capital Reduction;

“Encumbrance”
any charge, mortgage, lien, hypothecation, judgment, encumbrance, easement, security, title retention, preferential right, trust arrangement, or any other security interest or any other agreement or arrangement having a commercial effect analogous to the conferring of security or similar right in favour of any person;

"Employer Debt Regulations"	means The Occupational Pension Schemes (Employer Debt) Regulations 2005;

“Equity Commitment Letter”	the letter from certain Permira Entities to the Bidcos, delivered on the date of this Agreement;

“Exchange Act”	the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Exclusivity Period”	the period between the date hereof and the earliest to occur of: (i) the Effective Date and (ii) the date of termination of this Agreement in accordance with clause 13;

“Extraordinary General Meeting”	the extraordinary general meeting of Target, notice of which will be contained in the Circular, or any adjournment or postponement thereof;

“First Court Hearing”
the hearing by the Court to sanction the Scheme and confirm the cancellation of the Deferred Shares, pursuant to which Target will be re-registered as a private company in accordance with section 139(3) of the 1985 Act, and certain amendments to Target's articles of association will take effect;

“First Court Hearing Date”	the date of commencement of the First Court Hearing;

“First Court Order”
the order of the Court under Section 899 of the Act sanctioning the Scheme and confirming the cancellation of the Deferred Shares, pursuant to which Target will be re-registered as a private company in accordance with section 139(3) of the 1985 Act, and certain amendments to Target's articles of association will take effect;

“FSA”	the Financial Services Authority;

“Fundamental Conditions”	the Conditions listed in paragraphs Conditions 1-8, 10, 11 and 13 in Schedule V;

“Government Authority”
any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal;

“Group”	in relation to any person, its subsidiaries, subsidiary undertakings and holding companies and the subsidiaries and subsidiary undertakings of any such holding company;

“Independent Committee”	the committee of independent directors of Target established for the purposes of considering the Transactions comprising Nathan Gantcher, Peter Powers and Roger Einiger;

“Independent Committee Advisers”	Weil Gotshal & Manges LLP and Citigroup Global Markets Limited;

“Law”
applicable, statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Government Authority;

“Long Stop Date”	25 February 2009 (or such later date as News Corporation, NDS Holdco, the Bidcos, Target and the Court may agree);

“LTIP”	the NDS 2006 Long-Term Incentive Plan;

“Management Election or Adherence”
the additional amount (if any) to be invested by Manager Investors in being up to $27 million in Manager B Shares as notified by the Managers to the Bidcos and Target pursuant to the Management Investment Agreement or pursuant to their adherence to the Management Investment Agreement by no later than 25 days after the date of this Agreement;

“Management Investment Agreement”
the investment agreement to be entered into on or before the date of this Agreement by, inter alia, the Manager Investors, the Bidcos, News Corporation and NDS Holdco and, subject to the approval by the board of Target upon the Scheme becoming fully effective, Target, in respect of the acquisition by the Manager Investors of New Hurdle Shares and Manager B Shares;

“Manager B Shares”	between 119,000 and 436,000 new series B ordinary shares of $0.01 each in the capital of Target to be issued or sold to the Manager Investors pursuant to the Management Investment Agreement;

“Manager Investors”	the persons who are investing in Target pursuant to the Management Investment Agreement;

“Meetings”	the Court Meeting and the Extraordinary General Meeting;

“Mezzanine Facility Agreement”
the mezzanine facility agreement dated on or about the date of this Agreement between, amongst others, NDS Finance as borrower and original guarantor, Target and certain of its subsidiaries as guarantors, the mezzanine arrangers, the mezzanine facility agent, the security trustee and certain financial institutions as lenders;

“Moral Hazard Costs”	has the meaning given to it in clause 7.12;

“Nasdaq”	the Nasdaq Stock Market;

“NDS Finance Capital Reduction”	the capital reduction in relation to NDS Finance Shares to be implemented in accordance with Section 136 of the 1985 Act, the principal terms of which are set out in the Announcement;

“NDS Finance Capital Reduction Court Hearing”	the hearing by the Court of the claim to sanction the NDS Finance Capital Reduction;

“NDS Finance Capital Reduction Court Order”	the order of the Court sanctioning the NDS Finance Capital Reduction under Section 137 of the 1985 Act;

“NDS Finance Dividend”
the dividend in the amount of up to approximately $1,347 million in aggregate to be paid by NDS Finance to Target out of distributable reserves created in NDS Finance as a result of the NDS Finance Capital Reduction;

“NDS Finance Insertion”
the transfer by Target of the entire issued share capital of each of the Target Operating Companies to NDS Finance in exchange for the issue by NDS Finance of approximately 2.47 billion NDS Finance Shares to Target fully paid up, with the effect that the Target Operating Companies became, or are to become, wholly-owned subsidiaries of NDS Finance;

“NDS Finance Shares”	ordinary shares of $1.00 each in the capital of NDS Finance including, where the context requires, those ordinary shares issued pursuant to the NDS Finance Insertion;

“NDS Finance Written Resolution”	the written resolution in the Agreed Form to be approved by Target as sole shareholder of NDS Finance in favour of the NDS Finance Capital Reduction;

“New Hurdle Shares”	the new hurdle shares of $0.01 each in the capital of Target to be issued credited as fully paid up to the Manager Investors pursuant to the Management Investment Agreement;

“New Target Shares”	the new series B ordinary shares of $0.01 each in the capital of Target to be issued credited as fully paid up to the Bidcos pursuant to the Scheme;

“News Distribution”
the distribution to be declared and paid by Target pursuant to the Scheme, comprising, by way of a cash distribution and a return of capital, an aggregate cash payment of the sum of approximately $1,522.2 million (subject to adjustment arising as a result of investment in shares in the capital of Target pursuant to the Management Investment Agreement) to News Corporation (as designee of NDS Holdco) and the issue to NDS Holdco by Target of the News Loan Note;

“News Executive Plan”	the News International Pension and Life Assurance Plan for Senior Executives;

“News Group”	News Corporation and each member of its Group;

“News Loan Note”	the loan note in the principal amount of $242 million in the Agreed Form to be issued by Target to NDS Holdco as part of the News Distribution;

“Other Filings”	has the meaning set out in sub-clause 7.4;

“Outstanding Condition”	has the meaning set out in sub-clause 3.7(e);

“Panel”	the Panel on Takeovers and Mergers;

“Pension Costs”	has the meaning given to it in clause 7.13;

“Permira Entity”	has the meaning set out in the Stockholders Agreement;

“Personnel”
in relation to any person, its board of directors, members of their immediate families, related trusts and persons connected with them, as such expressions are construed in accordance with the City Code;

“Proceedings”	has the meaning set out in sub-clause 21.2;

“Proxy Statement”	has the meaning set out in sub-clause 7.4;

“Registrar”	the registrar of companies for England and Wales;

“Regulatory Conditions”	the Conditions listed in paragraphs 7 and 8 of Schedule V;

“Regulatory Clearances”
all consents, clearances, permissions and waivers as may be necessary, and all filings and waiting periods as may be necessary, from or under the laws, regulations or practices applied by the Relevant Authorities, including without limitation, the European Commission and the Israel Antitrust Authority, in each case in connection with the implementation of the Transactions and references to Regulatory Clearances having been satisfied shall be construed as meaning that the foregoing have been obtained or, where appropriate, made or expired;

“Relevant Authority”
any government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade or regulatory agency, association or institution or any competition, antitrust or supervisory body, in each case in any jurisdiction;

“Relevant Proportion”	49% in relation to News Corporation and 51% in relation to the Bidcos;

“Replacement Executive”	has the meaning set out in clause 3.3(b);

“Representatives”	in relation to each party, the directors, employees, agents, consultants of, and any individuals seconded to work for, such party (including persons who, at the relevant time, occupied such position);

“Rules”	the rules of the City Code;

“Sarbanes-Oxley Act”	has the meaning set out in sub-clause 7.6(a)(i);

“Schedule 13E-3”
the Rule 13e-3 Transaction Statement on Schedule 13E-3, pursuant to the requirements of Rule 13e-3 promulgated under the Exchange Act, relating to the Transactions to be filed with the SEC in connection with the Transactions;

"Scheme"	the scheme of arrangement under Part 26 of the Act to be described in the Circular, the principal terms of which are set out in the Announcement;

“Scheme Documentation”	the Circular, the Scheme Resolution, the EGM Resolutions, the SEC Filings, the proxy forms for use at the Meetings and any other document required in connection with the Scheme;

“Scheme Proposal”
the proposed cancellation of the Scheme Shares, the cancellation of the Deferred Shares, and the Target Capital Reduction, to be effected by means of the Scheme and subject to the terms and conditions of this Agreement;

“Scheme Record Time”	6.00 p.m. (London time) on the Business Day immediately preceding the day upon which the Second Court Order becomes effective in accordance with its terms;

“Scheme Resolution”	the resolution of Target to be proposed at the Court Meeting in connection with the Scheme;

“Scheme Shareholders”	holders of Scheme Shares;

“Scheme Shares”	the A Shares in issue on the date of the Circular together with any further A Shares (if any):

(a)	issued after the date of the Circular and prior to the Voting Record Time; and

(b)
issued on or after the Voting Record Time and prior to the Scheme Record Time either on terms that the original or any subsequent holder thereof shall be bound by the Scheme or, in respect of which the holder thereof shall have agreed in writing to be bound by the Scheme;

"SEC"	the United States Securities and Exchange Commission;

“SEC Filings”
means collectively and together with any amendments or supplements thereto, the proxy statement (which will include the Circular) relating to the Transactions to be filed with the SEC in connection with seeking the approval of Target’s shareholders, and the Schedule 13E-3, as well as any other documents required to be filed with the SEC in connection with the Transactions;

“Second Court Hearing”
the hearing by the Court to confirm those elements of the Scheme not already confirmed by the Court pursuant to the First Court Order, namely confirming the Target Capital Reduction under Section 137 of the 1985 Act;

“Second Court Hearing Date”	the date of commencement of the Second Court Hearing;

“Second Court Order”
the order of the Court under Section 899 of the Act confirming those elements of the Scheme not already confirmed by the Court pursuant to the First Court Order, namely confirming the Target Capital Reduction under Section 137 of the 1985 Act;

“Securities Act”	the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Senior Facilities Agreement”
the senior facilities agreement dated on or about the date of this Agreement between, amongst others, NDS Finance as original borrower and original guarantor, Target and certain of its subsidiaries as guarantors, the senior arrangers, the senior facility agent, the security trustee and certain financial institutions as lenders;

“Steps Paper”
the timing and responsibilities table in the Agreed Form setting out the various steps which are to be taken by or on behalf of each of the parties to this Agreement in order to implement the Transactions;

“Stockholders Agreement”
the Stockholders Agreement in the Agreed Form (which, for the purposes of this definition, means in the terms agreed between News Corporation, NDS Holdco and the Bidcos) to be entered into on the Effective Date by the Bidcos, News Corporation, NDS Holdco, the Manager Investors and, subject to approval by the board of Target upon the Scheme becoming fully effective, Target;

“Supplemental Document”	has the meaning set out in sub-clause 3.9;

“Target Capital Reduction”
the capital reduction described in the Announcement, in relation to all of the A Shares, approximately 28 million B Shares and such additional number of B Shares as equals News Corporation's Relevant Proportion of the Management Election or Adherence divided by $63.00, to be implemented as part of the Scheme and in accordance with Section 136 of the 1985 Act;

“Target Directors”	the directors of Target from time to time;

“Target Group”	Target and its subsidiaries and subsidiary undertakings;

“Target Operating Companies”	Target's subsidiaries listed in Schedule III;

“Target SEC Documents”	has the meaning set out in sub-clause 7.3;

“Target Share Schemes”	the 1997 Scheme, the 1999 Scheme, the Approved Scheme and the LTIP;

“Transaction Documents”
this Agreement, the Stockholders Agreement, the Management Investment Agreement and documents relating thereto, the documents relating to the Debt Facilities, the new articles of association of Target and the Agreed Form Documents;

“Transactions”	the Scheme (including the Target Capital Reduction) and the NDS Finance Capital Reduction;

“Upstream Loan Agreement”	the loan agreement in the Agreed Form to be entered into on or about the date of this Agreement between NDS Limited and NDS Finance;

“Upstream Loans”
the loans in the sum of approximately $173 million, approximately $71 million and approximately $13 million to be made by NDS Limited, NDS Technologies Israel Limited and Jungo Limited, respectively, to NDS Finance following the First Court Order becoming effective pursuant to the Upstream Loan Agreement and the Discount Notes;

“US GAAP”	United States generally accepted accounting principles;

“Voting Record Time”	6.00 p.m. (London time) on the day prior to the day immediately preceding the Meetings or any adjournment thereof; and

“$”	United States dollars.

1.2	In this Agreement:

(a)	the Recitals and Schedules form an integral part of this Agreement;

(b)	the headings are for convenience only and shall not affect its interpretation;

(c)	expressions used in this Agreement shall have the same meanings as in the Act (excluding its Schedules), unless the context requires otherwise or they are otherwise defined in this Agreement;

(d)
a reference to the provisions of law includes a reference to any provisions which from time to time amends, extends, consolidates or replaces that provision (other than any such provision with retrospective effect, to the extent that it is retrospective) and any subordinate legislation made under any such provisions;

(e)	words denoting the singular number shall include the plural, the masculine gender shall include the feminine gender and neuter, and vice versa;

(f)	references to sub-clauses, Clauses and Schedules are, unless otherwise stated, to sub-clauses, Clauses of and Schedules to this Agreement;

(g)
references to persons shall include individuals, corporations (wherever incorporated), unincorporated associations (including joint ventures and partnerships), trusts, any form of governmental body, agency or authority, and any other organisation of any nature (in each case, whether or not having separate legal personality); and

(h)
a reference to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter will be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than England, to the extent that such jurisdiction is relevant to the transactions contemplated by this Agreement or the terms of this Agreement.

1.3
In construing this Agreement, the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced or followed by the word “other” or “including” or “in particular” shall not be given a restrictive meaning because they are followed or preceded (as the case may be) by particular examples intended to fall within the meaning of the general words.

2.	Conditions

2.1	Each party agrees that the Scheme Proposal is conditional upon the Conditions being satisfied and continuing to be satisfied (or, in each case, waived in accordance with this Agreement).

2.2
The parties agree that, (i) the Bidcos and News Corporation, each in their absolute discretion, reserve the right to jointly waive all or any of the Conditions set out in paragraphs 7, 8, 9 and 12 of Schedule V in whole or in part, (ii) the Bidcos and News Corporation, each in its absolute discretion, reserve the right to jointly waive Condition 13 of Schedule V in whole or in part, subject only to the consent of Target, such consent not to be unreasonably withheld, rendered subject to conditions, or delayed, and (iii) that News Corporation shall have the right to waive the Conditions set out in paragraphs 10 and 11 of Schedule V, in whole or in part, in its absolute discretion, and the Conditions set out in paragraphs 10 and 11 of Schedule V are for the benefit of News Corporation only and may only be waived by News Corporation. For the avoidance of doubt, the Conditions set out in paragraphs 1 to 6 (inclusive) of Schedule V cannot be waived by any party.

2.3
The Bidcos shall subject to the other parties' compliance with sub-clause 2.5, use all reasonable endeavours to fulfil or procure the fulfilment of the Regulatory Conditions as soon as reasonably practicable and in any event on or before the First Court Hearing Date including by means of:

(a)
as soon as reasonably practicable and, in any other event, no later than twenty-one Business Days after the date of this Agreement, ensuring the submission of all filings and notifications necessary for satisfying the Regulatory Conditions and obtaining any other approval from each Relevant Authority required in connection with the Scheme (other than those pertaining to the administration of the Scheme), requesting that all correspondence is copied to Target, News Corporation and NDS Holdco;

(b)
promptly providing sufficient information to each Relevant Authority to reach its conclusions on the Scheme and as far as reasonably practicable without needing to request further information from the Bidcos or, as the case may be, Target and/or News Corporation and/or NDS Holdco;

(c)
provided that the Relevant Authority does not object to this course of action, giving Target, News Corporation and NDS Holdco reasonable notice of all material meetings and telephone calls with each Relevant Authority, giving Target, News Corporation and NDS Holdco and their respective Representatives and advisers reasonable opportunity to participate thereat (save to the extent that a Relevant Authority requests that Target, News Corporation or NDS Holdco should not be present at the meeting or telephone call or part or parts of the meeting or telephone call or to the extent that such meeting or telephone call is administrative or procedural in nature);

(d)
providing, as soon as reasonably practicable, Target, News Corporation and NDS Holdco (and advisers nominated by them) with draft copies of all notifications and communications (other than non-material communications) (subject to redaction of confidential business information) to the Relevant Authorities in relation to obtaining any Regulatory Clearance, where reasonably possible at such time as will allow Target, News Corporation and NDS Holdco a reasonable opportunity to provide comments on such notifications and communications before they are submitted or sent to such Relevant Authorities and taking into account any such comments as are reasonable and providing Target, News Corporation and NDS Holdco (or their nominated advisers) with copies of all such notifications and communications in the form submitted or sent;

(e)
notifying Target, News Corporation and NDS Holdco, and providing copies in a timely fashion of any material communications (subject to redaction of confidential business information) from any Relevant Authority in relation to obtaining any Regulatory Clearance;

(f)
accepting any conditions or fulfilling or undertaking to fulfil any obligations subject to which any Regulatory Clearances are granted, including if required by any Relevant Authority accepting, cooperating with and entering into undertakings to comply with the conditions and obligations to which News Corporation is subject under the Commitments and any amendments to the Commitments required by any Relevant Authority insofar as such conditions and obligations relate to Target, provided that:

(1)
to the extent that such conditions or obligations relate to the disposal (or procuring the disposal) of any assets of, or any subsidiary or subsidiary undertaking in, the Target Group, News Corporation consents to and cooperates with such conditions or obligations and enters into any undertakings required by the Relevant Authority in order to allow the Bidcos to comply with such conditions or obligations; and

(2)
the parties agree that the Bidcos are not required to accept any conditions or fulfil or undertake to fulfil any obligations with respect to the behaviour of any portfolio company of any Permira Entity or to the disposal of any assets of, or any subsidiary undertaking of, or any interest in, any portfolio company of any Permira Entity; and

(g)	fulfilling or procuring the fulfilment of any conditions or obligations attached to any Regulatory Clearances, provided that such conditions or obligations are consistent with sub clause 2.3(f).

2.4
Without prejudice to the foregoing provisions of this Clause 2, in the event that either of the Bidcos becomes aware that the European Commission is proposing to initiate proceedings under Article 6(1)(c) of Council Regulation (EC) 139/2004 in relation to the Scheme Proposal, they shall as soon as practicable provide written notice thereof to News Corporation. In such circumstances, the Bidcos shall use their best endeavours to avoid or prevent the initiation of such proceedings and to procure satisfaction of the Regulatory Conditions, including by way of the making of proposals to the Relevant Authority in relation to the making of any undertaking(s) to accept any conditions or fulfil or undertake to fulfil any obligations consistent with sub clause 2.3(f).

2.5
Each party shall use all reasonable endeavours to cooperate with and assist each of the other parties and shall procure that each of its relevant Affiliates and its directors and professional advisers use reasonable endeavours to assist each of the other parties in each case to ensure the satisfaction by the Bidcos of the Regulatory Conditions in accordance with sub-clauses 2.3 and 2.4, including by providing such other party or parties and each Relevant Authority promptly, properly and accurately upon request and in good faith any information, documents and comments necessary or desirable for the purpose of making (or responding to any requests for further information consequent upon) any submissions, filings and notifications (including draft versions) to such Relevant Authority in relation to the Transactions in accordance with sub-clause 2.3(a), including making any joint filings with any other party where required by any such Relevant Authority, and, in the case of each of the Bidcos, News Corporation and NDS Holdco, by consenting to and cooperating with and entering into undertakings to comply with, and procuring that Target consents to and cooperates with or enters into undertakings to comply with, any conditions or obligations required by a Relevant Authority in relation to the future conduct of Target, but solely insofar as such conditions and obligations require Target and/or any of its subsidiaries and subsidiary undertakings to remain independent of all portfolio companies of any Permira Entity and to conduct business with any such portfolio company only on arm's length terms and not to discriminate against any competitor of any such portfolio company.

2.6
Each Bidco shall use its reasonable best endeavours to cause the representations contained in Section 10.2(a) of the Stockholders Agreement to be true, correct and complete in all respects immediately following the Effective Date and each Bidco and News Corporation shall use its reasonable best endeavours to cause the Condition set out in paragraph 11 of Schedule V to be fulfilled.

3.	Implementation of the Transactions

3.1	Each party will use all reasonable endeavours:

(a)
to procure the release of the Announcement by no later than 9.00 a.m. (New York time) on Thursday 14 August 2008 (or by such other time or such other date as may be agreed between the Bidcos, News Corporation, NDS Holdco and Target);

(b)
to finalise (i) the Circular by the time that the Proxy Statement is filed with the SEC, and (ii) all other Scheme Documentation by the time the Proxy Statement is circulated to the Scheme Shareholders, and provide promptly such cooperation and information (including such information as is necessary for the Scheme Documentation to comply with all applicable legal and regulatory provisions) in respect of itself and its Affiliates as the other parties may reasonably request at least three Business Days before such time; and

(c)	to ensure that the Second Court Hearing occurs as soon as practicably possible after the First Court Hearing, having regard to the relevant steps set out in the Steps Paper.

3.2
Target agrees to co ordinate the preparation of the Scheme Documentation with the Bidcos, News Corporation and NDS Holdco and agrees to despatch the Circular, Proxy Statement and Schedule 13E 3, together with appropriate forms of proxy for use at the Meetings, only with the prior written consent of the Bidcos, News Corporation and NDS Holdco (which in each case shall not be unreasonably withheld, rendered subject to conditions or delayed) and in accordance with sub-clause 3.14. Each of the Bidcos, News Corporation and NDS Holdco severally undertakes to provide to Target for the purposes of inclusion in the Circular all such information as may reasonably be required by Target for inclusion in the Circular and to provide promptly all such other assistance as Target may reasonably require in connection with the preparation of the Circular.

3.3	In relation to the information in the Circular, and subject at all times to the relevant directors acting in accordance with their fiduciary duties,:

(a)
the Bidcos will procure that the directors of the Bidcos accept responsibility for all of the information in the Circular relating to the Bidcos, their respective Affiliates and the directors of the Bidcos, by the inclusion of a statement in the Circular in substantially the following form;

“The directors of the Bidcos accept responsibility for all information in this document relating to the Bidcos, their respective Affiliates and the directors of Bidco (and any person whose interest in NDS Shares such directors are taken to be interested in pursuant to Part 22 of the Act). To the best of the knowledge and belief of the directors of the Bidcos, the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.”

(b)
News Corporation will procure that each of Lon Jacobs, John Nallen and David DeVoe (unless any such person is unable to act as required due to incapacity, professional conflict or cessation of employment with News Corporation at the time of the Circular, in which case News Corporation will procure that a replacement person accepts responsibility, that person being in an equivalent or more senior position within News Corporation (a “Replacement Executive”)), accept responsibility for all of the information in the Circular relating to News Corporation, its Affiliates and the directors of News Corporation, by the inclusion of a statement in the Circular in substantially the following form;

“Each of Lon Jacobs, John Nallen and David DeVoe (or any Replacement Executive), accept responsibility for all information in this document relating to News Corporation, its respective Affiliates and the directors of News Corporation (and any person whose interest in NDS Shares such directors are taken to be interested in pursuant to Part 22 of the Act). To the best of the knowledge and belief of each of Lon Jacobs, John Nallen and David DeVoe (or any Replacement Executive), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.”

(c)
Target will procure that the members of the Independent Committee accept responsibility for their views set out in the Circular, by the inclusion of a statement in the Circular in substantially the following form:

“The members of the Independent Committee accept responsibility for the statements, information and opinions contained in this document which are expressed to be statements, information or opinions given by them as the Independent Committee. To the best of the knowledge and belief of the members of the Independent Committee, the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.”; and

(d)
Target will procure that the Target Directors accept responsibility for all of the information in the Circular, other than information for which the directors of the Bidcos, the directors of News Corporation or the members of the Independent Committee accept responsibility, by the inclusion of a statement in the Circular in substantially the following form:

“The Target Directors accept responsibility for all information in this document except for information for which the directors of the Bidcos, each of Lon Jacobs, John Nallen and David DeVoe (or any Replacement Executive), or the members of the Independent Committee, accept responsibility. To the best of the knowledge and belief of the Target Directors, the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.”

3.4	Each of the parties undertakes to use all reasonable endeavours to:

(a)
do and execute, or procure the doing and executing of, each necessary act, document and thing reasonably within its powers to implement the Transactions in accordance with, and subject to the terms and conditions of, the Announcement and to give effect to the matters specified in, and to act in accordance with, the Announcement and the Scheme Documentation;

(b)
ensure that the steps referred to in this Agreement, the Steps Paper, and otherwise required to implement the Transactions in the manner contemplated by this Agreement to be taken by it, its shareholders or Representatives between the date of this Agreement and the Effective Date are undertaken in accordance with a process agreed with each of the other parties and always in accordance with sub-clause 3.4(c);

(c)
procure that each of its Affiliates and its and their respective directors assist it to prepare all such documents and take all such steps as are necessary or desirable in order to complete the Transactions, and in particular, with respect to those actions, steps and/or events set out in the Steps Paper in relation to each of the Transactions, each party shall, and shall procure that its relevant Affiliates and its and their Representatives and its and their respective relevant professional advisers assist it to, prepare all such documents and take all such steps and/or actions as are necessary or desirable in order to take, perform or implement the steps, actions or events in respect of which responsibility is ascribed to such party as indicated in the columns of the Steps Paper headed “Primary Responsibility” and “Parties”, strictly in accordance with the timing provided for in the Steps Paper, subject to such variations thereto as the parties may agree or as the Court may require. The parties will have due regard to, and take due account of, all reasonable requests from time to time of the other parties in relation to the Transactions and their implementation; and

(d)
(other than Target and NDS Finance) immediately upon the Effective Date, take all steps in their capacities as shareholders in Target to procure that Target executes the Stockholders Agreement and the Management Investment Agreement (subject in each case, to approval by the Board of Target).

3.5	Without limitation to the generality of the foregoing, NDS Finance shall:

(a)
enter into the documents relating to the Debt Facilities immediately after execution of this Agreement, and, following the re-registration of Target as a private company, and in any event no earlier that 1 October 2008, use all reasonable endeavours to: (i) satisfy all conditions precedent to the draw down pursuant to the Debt Facilities within its or its controlled Affiliates’ control; and (ii) ensure that all other requirements for draw down within its or its controlled Affiliates’ control are met (including, without limitation, representations being true, covenants being complied with, no event of default being caused which could prevent NDS Finance drawing under the Debt Facilities and satisfying all conditions subsequent);

(b)	make all necessary applications to the Court in connection with the implementation of the NDS Finance Capital Reduction;

(c)
not finalise the documentation relating to the NDS Finance Capital Reduction without obtaining the prior written approval of the Bidcos, News Corporation and NDS Holdco, as to the form and content of such documentation (such approval not to be unreasonably withheld, rendered subject to conditions or delayed);

(d)	submit the NDS Finance Written Resolution to Target for approval;

(e)
procure the publication of the requisite advertisements in relation to the NDS Finance Capital Reduction, and thereafter publish and/or post such other documents and information as the Court may approve or direct from time to time;

(f)
promptly provide the Bidcos, News Corporation and NDS Holdco with a copy (certified as a true copy by any of NDS Finance’s directors or its secretary) of the NDS Finance Written Resolution once passed and the NDS Finance Capital Reduction Court Order once obtained;

(g)
as soon as practicable following the NDS Finance Capital Reduction Hearing (and in any event by no later than the Business Day after that hearing or at such later time as the Bidcos, News Corporation and NDS Finance may agree), cause an office copy of the NDS Finance Capital Reduction Court Order to be filed with the Registrar;

(h)	procure that any Target Operating Companies which have declared dividends in favour of Target and not yet paid such dividends, do not cancel/withdraw them prior to such dividends being paid; and

(i)
following the re-registration of Target as a private company, and in any event no earlier than 1 October 2008, and subject to the First Court Order having become effective, make the necessary draw downs under the Debt Facilities and upon receipt of funds drawn under the Debt Facilities and received pursuant to the Upstream Loans to declare and pay the NDS Finance Dividend to Target for same day value.

3.6
Without limitation to the generality of the foregoing, Target shall: (i) convene and hold the Extraordinary General Meeting in accordance with its memorandum and articles of association and the Acts; (ii) seek leave of the Court to convene and hold the Court Meeting in accordance with the Act and the directions of the Court; and (iii) in particular, but without limitation, save with the consent of the Bidcos, News Corporation and NDS Holdco (such consent not to be unreasonably withheld, rendered subject to conditions or delayed):

(a)
submit the EGM Resolutions and Scheme Resolution for consideration and, if thought fit, approval of its shareholders at the Extraordinary General Meeting and the Court Meeting respectively in each case regardless of the recommendations or any change in the recommendations of the Independent Committee with respect thereto (provided that where any submissions are not recommended by the Independent Committee at the time of submission, all such submissions shall make it clear on the face of the documents that they have been considered but not recommended by the Independent Committee);

(b)	not finalise the Scheme Documentation or seek to amend the Scheme Documentation after the despatch of the Circular;

(c)	use reasonable endeavours to ensure that the quorum requirements of the Act and its articles of association are satisfied with respect to the Extraordinary General Meeting and the Court Meeting; and

(d)	if necessary to implement the Scheme reconvene the Court Meeting, the Extraordinary General Meeting and any other necessary meeting of its shareholders or of any class of its shareholders.

3.7	Target further undertakes:

(a)	to execute the NDS Finance Written Resolution;

(b)	to make all necessary applications to the Court in connection with the implementation of the Scheme;

(c)
to procure the publication of the requisite advertisements in relation to the Scheme, and thereafter publish and/or post such other documents and information as the Court may approve or direct from time to time;

(d)
to keep the Bidcos and News Corporation informed, on a regular basis or as soon as practicable following a request from the Bidcos or News Corporation respectively, of the number of proxy votes received in respect of each of the Scheme Resolution and the EGM Resolutions and the identity of the relevant shareholders;

(e)
following each of the Court Meeting and the Extraordinary General Meeting, subject to the Scheme Resolution and EGM Resolutions having been approved by the requisite majorities at the Court Meeting and the Extraordinary General Meeting respectively, to seek the sanction of the Court to the Scheme by petitioning the Court to grant the First Court Order and the Second Court Order in accordance with the Steps Paper, provided that the obligation on Target to petition the Court to grant the Second Court Order shall be subject to the Bidcos and News Corporation having first each confirmed in writing (the “Confirmations”) (so that such Confirmations are available at the Second Court Hearing) that each has waived (to the extent permitted) or treated as satisfied each of the Conditions other than the Conditions set forth in paragraphs 3 and 6 of Schedule V (an “Outstanding Condition”) (and each of the Bidcos and News Corporation undertake that they will, prior to the Second Court Hearing, provide such Confirmations if, at that time, they are not aware of any fact, matter or circumstance indicating that any of the relevant Conditions are not satisfied or capable of being satisfied);

(f)
promptly to provide the Bidcos and News Corporation with a copy (certified as a true copy by any of Target’s directors or secretary) of each of the Scheme Resolution and the EGM Resolutions once passed and the First Court Order and the Second Court Order once obtained;

(g)
as soon as practicable following each of the First Court Hearing and the Second Court Hearing (and in any event by no later than the Business Day after the relevant hearing or at such later time as Target, News Corporation and the Bidcos may agree), to cause an office copy of each of the First Court Order and the Second Court Order, respectively, to be filed with the Registrar;

(h)
following its re-registration as a private company, and in any event no earlier than 1 October 2008, to distribute and pay the A Share Distribution and the cash portion of the News Distribution (and to issue the News Loan Note to News Corporation pursuant to the News Distribution);

(i)
following its re-registration as a private company, and in any event no earlier than 1 October 2008, to vote in favour of all necessary resolutions to allow NDS Finance and the Target Operating Companies to carry out their obligations under the Debt Facilities including granting guarantees and security as required under the Debt Facilities;

(j)	following its re-registration as a private company, and in any event no earlier than 1 October 2008, to grant security and guarantees as required under the Debt Facilities;

(k)
following its re-registration as a private company, and in any event no earlier than 1 October 2008, to cooperate and provide such assistance as NDS Finance may reasonably require to support the syndication by the lenders of part of the Debt Facilities after the date of this Agreement to other banks, financial institutions or other third parties which hold participations in syndicated loans (such support including the preparation of an information memorandum, providing and using reasonable efforts to cause NDS Finance to provide financial and other information and subject to advice from outside legal counsel, projections to the book runner of the syndication relating to NDS Finance and the Target Group and reasonably deemed necessary by the book runner to enhance the prospects of a successful syndication (subject to any confidentiality restrictions in relation to the provision of such information), making the relevant employees of the Target Group available to participate in presentations to and meetings and telephone calls with potential lenders and arranging, attending and participating in agreed site visits for potential lenders);

(l)	not knowingly do any act, matter or thing or knowingly omit to do any act, matter or thing, which would or is reasonably likely to cause any of the Conditions to not be satisfied; and

(m)	deliver on the Effective Date resignations from the directors constituting the Independent Committee conditional on the Scheme becoming effective in accordance with its terms.

3.8	Without limitation to the generality of the foregoing, NDS Holdco shall (and News Corporation shall exercise its rights as a shareholder of NDS Holdco to procure that NDS Holdco shall):

(a)	vote in favour of the EGM Resolutions at the Extraordinary General Meeting; and

(b)	give such undertakings to be bound by the Scheme as the Court may require.

3.9
Should any supplemental circular or announcement be required to be published or submitted to the Court in connection with any variation or amendment to the Scheme (in each case, a “Supplemental Document”) the parties will provide promptly such co-operation and information (including such information as is necessary for the Supplemental Document to comply with all applicable legal and regulatory provisions) as any other party may reasonably request and is reasonably necessary to finalise and publish promptly such Supplemental Document. Where applicable, the parties will procure that the party which took responsibility for the original document to which the Supplemental Document relates shall also take responsibility for such Supplemental Document.

3.10
The parties agree that Target will be entitled, with the express prior written consent of the Bidcos and News Corporation, to adjourn the Court Meeting and/or the Extraordinary General Meeting if it reasonably considers that such an adjournment would assist the obtaining of the requisite majorities in respect of the Scheme Resolution and/or the EGM Resolutions, as applicable, in which case Target will promptly notify News Corporation, NDS Holdco and the Bidcos of any such proposal and will meet with the Bidcos, News Corporation and NDS Holdco to discuss in good faith an appropriate alternative date.

3.11
Target agrees that the Circular and Proxy Statement shall incorporate a unanimous and unqualified recommendation of the Independent Committee to Scheme Shareholders to vote in favour of the Scheme and the EGM Resolutions, except if, and only to the extent that, the Independent Committee concludes, in good faith, after consultation with, and taking into account the advice of, the Independent Committee Advisers at a meeting of the Independent Committee, that such recommendation should not be given or should be withdrawn, modified or qualified in order to comply with the fiduciary duties of the members of the Independent Committee and on the basis that an extract from the minutes of the relevant meeting of the Independent Committee (certified as a true extract by the Company Secretary of Target) evidencing the conclusion of the Independent Committee and referring to the substance of the legal and financial advice provided to the Independent Committee shall be promptly delivered to the Bidcos, News Corporation and NDS Holdco by Target.

3.12
Target agrees that the Circular and any other documents to be approved and/or executed by Target in connection with the Transaction shall be considered and approved by Target Directors and each Target Director (including those Target Directors who are not members of the Independent Committee) shall be eligible to vote and approve these documents on behalf of Target (subject to any declaration of interest, as applicable, under article 90(7) of the articles of association of Target).

3.13
Without prejudice to its obligations under sub-clause 7.8 if Target wishes to request of the Court, or agree to, any variation of, or amendment to, the Scheme or if NDS Finance wishes to do so in respect of the NDS Finance Capital Reduction, they will only do so after receiving the express prior written consent of the Bidcos and News Corporation (such consent not to be unreasonably withheld, rendered subject to conditions or delayed).

3.14	SEC Filings

(a)
As promptly as reasonably practicable after the SEC indicates that it has no further comments on the Proxy Statement and Schedule 13E-3, Target, acting through the Board will give notice of, convene and hold the Extraordinary General Meeting in accordance with sub-clause 3.6 and the Exchange Act.

(b)
As promptly as reasonably practicable following the date of this Agreement Target shall (i) prepare and file (after the Bidcos, News Corporation and NDS Holdco have had a reasonable opportunity to review and comment on) with the SEC the Proxy Statement and all Other Filings, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings, (iii) as promptly as reasonably practicable prepare and file (after Bidcos, News Corporation and NDS Holdco have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use its reasonable endeavours to have cleared by the SEC and will thereafter mail to its stockholders as promptly as reasonably practicable, the Proxy Statement and all other customary proxy or other materials for meetings such as the Extraordinary General Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the shareholders of Target any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Extraordinary General Meeting, and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Extraordinary General Meeting and the Scheme. In connection with the filing of the Proxy Statement, Target, Bidcos, News Corporation and NDS Holdco will, (a) cooperate in connection with preparation and filing of the Proxy Statement including any appendices thereto, and (b) to (i) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC the Schedule 13E-3 relating to the Transactions and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response, (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) have cleared by the SEC the Schedule 13E-3 and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the shareholders of Target any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Extraordinary General Meeting.

(c)
If, at any time prior to the Effective Time, any information relating to Target, the Bidcos, News Corporation or NDS Holdco should be discovered by Target, the Bidcos, News Corporation or NDS Holdco, respectively, which should be set forth in an amendment or supplement to the Proxy Statement, Schedule 13E-3 or the Other Filings, as applicable, so that the Proxy Statement, Schedule 13E-3 and the Other Filings, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, Target shall file with the SEC (and, if and to the extent required by applicable Law or the SEC, shall disseminate to the shareholders of Target) an appropriate amendment thereof or supplement thereto describing such information to Target's shareholders.

(d)
Each of Target, the Bidcos, News Corporation and NDS Holdco shall as soon as reasonably practicable notify the other parties of the receipt of any comments from or other correspondence with the SEC staff with respect to the Proxy Statement, Schedule 13E-3 or the Other Filings and any request by the SEC for any amendment or supplement to the Proxy Statement, Schedule 13E-3 or the Other Filings or for additional information (and promptly deliver a copy of such comments, correspondence or request to the other party).

(e)
Without limiting the generality of the foregoing, each of the Bidcos, News Corporation and NDS Holdco will furnish to Target upon request, any and all information as may be reasonably required to be set forth in the Proxy Statement under the Exchange Act.

3.15	Target shall not allot or issue any shares in its capital between the Scheme Record Time and the time at which the Scheme becomes fully effective.

3.16
Each party shall keep each of the other parties informed reasonably promptly of developments which are, or could reasonably be expected to be, material or potentially material to the fulfilment of the Conditions.

3.17
Each of the parties acknowledges that the Panel has ruled that it does not have jurisdiction in respect of the Scheme Proposal. Notwithstanding this ruling, each of the parties undertakes to each of the other parties to comply with those provisions of the City Code that are set out in Schedule IV as if they applied, subject to such interpretation thereof as the parties may agree from time to time, with such agreement to be absolute, final and binding upon the parties and for all purposes in connection with the Scheme Proposal. Schedule IV sets out an exhaustive list of certain of the provisions of the City Code which the parties have agreed are to apply in the manner described in that Schedule in the conduct and execution of the Scheme Proposal. References in this Agreement to the City Code are to be construed accordingly.

3.18
In particular, but without limitation, each party agrees that it will not seek to rely on any of the Conditions (other than the Fundamental Conditions) or exercise their rights under Clause 13 to terminate this Agreement (other than if there is a failure or breach of any of the Fundamental Conditions), where in analogous circumstances they would not be permitted to do so by the City Code as implemented by the Panel, in particular, but without limitation, by reference to the Panel’s application of Rule 13.4 and statements and rulings of the Panel in respect of that Rule. To the extent necessary to give effect to this sub-clause 3.18, News Corporation and the Bidcos will waive or agree to waive any relevant Condition excluding the Fundamental Conditions.

3.19	News Corporation and NDS Holdco severally undertake to:

(a)
terminate with effect from the Effective Date the cash pooling arrangements which are in place between the News Group and the Target Group and release the guarantees which have been given by certain members of the Target Group to the News Group in respect of such cash pooling arrangements; and

(b)
not acquire any interest in Target which it does not already hold as at the date of this Agreement, or, prior to the Effective Date, transfer any such interest save within the News Group subject to (i) any transferee of the interest assuming the obligations of NDS Holdco in this Agreement as if it were a party to this Agreement in place of or as well as NDS Holdco; and (ii) News Corporation ensuring that NDS Holdco and the transferee remain part of the News Group up to and including the Effective Date.

3.20	Each of the Bidcos severally undertake to:

(a)	provide all deliverables required to be delivered by it or its Affiliates for the purposes of satisfying any conditions precedent to drawdown of the Debt Facilities;

(b)	to the extent that each of them is able to do so, deliver its respective CFC Certificates to News Corporation immediately prior to the Second Court Hearing;

(c)
at any time after satisfaction of the conditions set out in paragraph 2 of the Equity Commitment Letter and upon receipt of written notice from Target, enforce its rights under the Equity Commitment Letter by taking such steps as it deems to be appropriate and are reasonably within its control;

(d)	not materially to vary or amend the terms of the Equity Commitment Letter without the prior written consent of the Target (not to be unreasonably withheld); and

(e)	not acquire any A Shares or ADSs prior to the Effective Date.

3.21
The parties shall respectively take the steps and other actions provided for in Schedule II in relation to the Target Share Schemes. Target undertakes, prior to the distribution of the Circular to the shareholders of Target, to establish an employee benefit trust with a wholly owned special purpose vehicle, for the purposes of acquiring A Shares in accordance with paragraph 3 of Schedule II and to procure that the special purpose vehicle acquires the A Shares as outlined in paragraph 3 of Schedule II. Such special purpose vehicle and Target will become parties to the Management Investment Agreement immediately following the Effective Date by executing deeds of adherence thereto.

3.22
News Corporation undertakes to Target that, in the event that: (i) there is a default by any of the Equity Investors, the Pythagoras HoldCos (as defined in the Equity Commitment Letter) or the Bidcos under their respective obligations under the Equity Commitment Letter; and (ii) News Corporation receives a written request from Target requesting it to take such action, News Corporation shall, enforce its rights against the Equity Investors (as defined in the Cash Confirmation Undertaking) by taking such steps as it deems to be appropriate and are reasonably within its control, under the terms of the Cash Confirmation Undertaking, including, without limitation, under paragraph 2.4 of the Cash Confirmation Undertaking.

4.	Cash Consideration and News Distribution

4.1
The Bidcos shall, subject only to the Scheme becoming fully effective and to the Bidcos being notified in advance of the account details of the relevant paying agent, give irrevocable instructions to make payment of the Bidco Cash Consideration to an appropriate paying agent for same day value (for onward payment to the Scheme Shareholders entitled thereto), by no later than one Business Day following the Effective Date. Target and the Bidcos shall, in each case subject only to the Scheme becoming fully effective and Target having received the dividends from the Target Operating Companies as referred to in sub-clause 3.5(h) and the NDS Finance Dividend, procure that the relevant paying agent makes payment of the Bidco Cash Consideration and the A Share Distribution (Target having already paid an amount equal to the A Share Distribution to the relevant paying agent) to the Scheme Shareholders entitled thereto in accordance with the Scheme as soon as reasonably practicable after the Effective Date, and in any event by no later than five Business Days following the Effective Date. Target shall pay the News Distribution (including, without limitation, by issuing the News Loan Note to NDS Holdco) in accordance with the Scheme by no later than one Business Day following the Effective Date. The Parties agree that in respect of the portion of the Cash Consideration to be paid to each Manager Investor, amounts may be deducted therefrom in accordance with the provisions of the Management Investment Agreement. The obligations of the Bidcos to pay the Bidco Cash Consideration shall be several.

4.2
If the Equity Investors, as defined in, the Equity Commitment Letter, fail to subscribe for their relevant equity, equity-related instruments or shareholder loan instruments pursuant to the Equity Commitment Letter on or in advance of the Effective Date, the Bidcos undertake to News Corporation and NDS Holdco and Target to jointly enforce their rights under the Equity Commitment Letter to procure such subscriptions, including, without limitation, the delivery of any drawdown requests, and the delivery of any documents (including by way of deed) required to effect such drawdown.

5.	Court Orders

5.1
Notwithstanding any other provision of this Agreement, Target shall not, and shall be under no obligation to, petition the Court to sanction the Scheme and to grant the First Court Order prior to 1 October 2008.

5.2
In the event that the First Court Order is granted but the Second Court Order is not granted or is not registered by the Registrar and the Scheme does not become fully effective, the parties (insofar as they are able to do so) shall promptly take such steps as are necessary to procure that:

(a)	Target is re-registered as a public company in accordance with the applicable requirements of the Acts; and

(b)	any amounts drawn under the Debt Facilities are repaid to the lenders thereof.

6.	Documentation and Stockholders Agreement

6.1
Each of the parties shall promptly provide such reasonable assistance and information and shall co-operate and consult with each other in the preparation and publication of the Circular and any other document or filing which is required or which Target, News Corporation, NDS Holdco or the Bidcos reasonably considers to be necessary or appropriate in accordance with the requirements of the Acts, the Securities Act and the Exchange Act for the purposes of implementing the Transactions in accordance with the provisions of this Agreement and the Announcement.

6.2	News Corporation, NDS Holdco and the Bidcos each agree to enter into the Stockholders Agreement on the Effective Date.

7.	Warranties, Undertakings and Indemnities

7.1	Each of the parties severally warrants to each of the other parties on the date hereof that:

(a)	it has the requisite power and authority to enter into and perform this Agreement;

(b)	this Agreement constitutes the binding obligations of that party in accordance with its terms;

(c)	the execution and delivery of, and performance of that party’s obligations under, this Agreement will not:

(i)	result in a breach of any provision of that party’s constitutional documents;

(ii)	result in a breach of, or constitute a default under, any instrument to which that party is a party or by which it is bound, to an extent that is material in the context of the Transactions; or

(iii)	result in a breach of any order, judgment or decree of any court or governmental agency or any applicable Law or regulation to which that party is a party or by which it is bound.

7.2	News Corporation warrants to the Bidcos on the date hereof that:

(a)	NDS Holdco is the legal and beneficial owner of all of the B Shares and that the entire issued share capital of Target is comprised of 16,187,253 A Shares, the B Shares and the Deferred Shares; and

(b)
the material agreements set out in Schedule VI to this Agreement, each of which are or were once (should that agreement have since elapsed or been terminated) in place between News Corporation (and/or members of its Group) and Target (and/or another member of the Target Group), have been disclosed to the Bidcos.

7.3
Target confirms and undertakes that it has timely filed all reports, proxy statements, registrations statements, forms, schedules and other documents (including all exhibits, schedules and annexes thereto) required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, with the SEC from 1 January 2005 to the date hereof (as amended to date, the “Target SEC Documents”). Target warrants to each of the other parties that, on the date hereof:

(a)
as of their respective dates, or, if amended, as of the date of the last such amendment, the Target SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be. None of the Target SEC Documents at the time they were filed or, if amended, as of the date of such amendment contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, so far as Target is aware, there are no outstanding or unresolved comments from the SEC staff with respect to any of the Target SEC Documents;

(b)
each of the consolidated financial statements (including all related notes) of Target included (or incorporated by reference) in the Target SEC Documents fairly presents in all material respects the consolidated financial position of Target and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to the absence of information or notes not required by US GAAP to be included in interim financial statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto, which are not expected to be material to Target and its subsidiaries taken as a whole) in conformity with US GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC or indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto); and

(c)
except (i) as reflected or reserved against on the consolidated balance sheet of Target (including the notes thereto) included in Target's Annual Report on Form 10-K for the 12 months ended 30 June 2008, (ii) for liabilities or obligations incurred in the ordinary course of business since 1 July 2008, (iii) liabilities and obligations arising under this Agreement and in relation to the Transaction, (iv) liabilities or obligations which have been discharged or paid in full in the ordinary course of business or which have arisen as a result of the steps set out in the Steps Paper, and (v) liabilities and obligations that would not cause an adverse change or deterioration in the business, assets, financial or trading position or profits or operational performance of the any member of Target Group to an extent which is material in the context of the Wider Target Group (as that term is defined in the Conditions) taken as a whole, neither Target nor any of the Target Group have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by US GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of Target and the Target Group.

7.4
The proxy statement (to which the Circular will be attached as an appendix) (the "Proxy Statement") relating to the Transactions to be filed by Target with the SEC in connection with seeking the approval of Target’s shareholders to the Transactions and the Schedule 13E-3, as well as any other documents required to be filed by Target with the SEC in connection with the Transactions (collectively, the "Other Filings"), will not, at the time each is filed with the SEC, or, in the case of the Proxy Statement and Schedule 13E-3, at the time it is first mailed to Target’s shareholders or at the time of the Extraordinary General Meeting or at the time of the Court Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Target will cause the Proxy Statement, Schedule 13E-3 and all Other Filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by Target with respect to statements made in the Proxy Statement, Schedule 13E-3 or any Other Filings based on information supplied, or required to be supplied, by the Bidcos, News Corporation or NDS Holdco or any of their respective directors, officers, employees, Affiliates, agents or other representatives specifically for inclusion or incorporation by reference therein.

7.5
Except as disclosed in the documents filed with or furnished to the SEC by Target prior to the date of this Agreement, Target warrants to each of the other parties that on the date hereof, except for this Agreement and the Transactions, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between Target or any member of the Target Group, on the one hand, and Target's Affiliates (other than members of the Target Group), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

7.6	Reporting Requirements.

(a)	Target warrants to each of the other parties that:

(i)
since 1 January 2005, subject to any applicable grace periods, Target has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act");

(ii)	Target has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to comply with Rule 13a–15 of the Exchange Act; and

(iii)
Target has disclosed, based on its most recent evaluation prior to the date hereof, to Target's auditors and the audit committee of the Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect Target's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Target's internal controls over financial reporting.

(b)	No member of the Target Group other than Target is, or has at any time since 1 January 2005 been, subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act.

7.7
Each of the Bidcos, News Corporation, and NDS Holdco severally but not jointly, warrants to Target that none of the information supplied by it or any of its directors, officers, employees, Affiliates, agents or other representatives expressly for inclusion in (a) the Proxy Statement or Schedule 13E-3 will, on the date the Proxy Statement or Schedule 13E-3 is first sent to Target’s shareholders, at the time of the Extraordinary General Meeting or at the time of the Court Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (b) any of the Other Filings will, on the date any such Other Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

7.8
Target shall conduct its business in the ordinary and usual course consistent with past practice during the Exclusivity Period. Without limitation to the generality of the foregoing and except as contemplated or as reasonably required in connection with the implementation of the Transactions or the performance of this Agreement, or as required or provided by applicable Law, during the Exclusivity Period, Target shall not and shall procure that no other member of the Target Group shall, carry out any of the following actions without having obtained the prior written consent of each of the Bidcos, News Corporation and NDS Holdco (not to be unreasonably withheld, rendered subject to conditions or delayed):

(a)
the alteration of the nature or scope of its business in any way that is material in the context of either the business of the Target Group taken as a whole or the implementation of any of the Transactions;

(b)
save where required by the Target Share Schemes, the variation, creation, increase, reorganisation, consolidation, subdivision, conversion, reduction, redemption, repurchase, redesignation or other alteration of the authorised or issued share or loan capital of Target or any other member of the Target Group or the variation, modification, abrogation or grant of any rights attaching to any such share or loan capital;

(c)	the convening of any general meeting of Target or any other member of the Target Group other than the Meetings or a meeting convened in accordance with sub-clause 3.6;

(d)
save where required by the Target Share Schemes and the NDS Finance Insertion, the entry into or creation by Target or any other member of the Target Group of any agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the creation, allotment, issue, transfer, redemption or repayment of, any shares in the capital of Target or any other member of the Target Group (including, without limitation, an option or right of pre-emption or conversion);

(e)
save where required by the Target Share Schemes and the NDS Finance Insertion, the reduction, capitalisation, repayment or distribution of any amount standing to the credit of the share capital, share premium account, capital redemption reserve or any other reserve of Target or any other member of the Target Group, or the reduction of any uncalled liability in respect of partly paid shares of Target or any other member of the Target Group;

(f)
save where required by the Target Share Schemes, the NDS Finance Insertion or in connection with the Debt Facilities, the alteration, in any material respect, of the memorandum or articles of association or other applicable constitutional document of Target or any other member of the Target Group;

(g)
the alteration of the accounting reference date of Target or any other member of the Target Group or the alteration, in any material respect, of the accounting policies or practices of Target or any other member of the Target Group except as required by Law, to bring in line with the rest of the Target Group or to comply with a new applicable accounting standard;

(h)
except in the ordinary course of business consistent with past practice (including, without limitation, the proposed acquisition of Electracade Limited which has been approved by the board of Target), the entering into, amendment, variation or supplement in any manner materially adverse to Target or any other member of the Target Group or termination of any agreement or arrangement (including, without limitation, any contract or arrangement with any member of the News Group), in any such case which is material in the context of the business of the Target Group as a whole or the implementation of any of the Transactions, including, without limitation, any agreement or arrangement which (i) confers exclusive rights or obligations of any nature whatsoever on any party (ii) involves expenditure on the part of Target or any other member of the Target Group of $10,000,000 or more or has a term of twelve months or more, or (iii) is not terminable by Target or any other relevant member of the Target Group on 90 days’ notice or less without the payment of any penalty;

(i)	the amendment or variation to or termination of any of the Transaction Documents;

(j)
the commencement or settlement of any litigation or arbitration proceedings, in any such case which is material in the context of the business of the Target Group as a whole or the implementation of any of the Transactions, other than any claims by current or former shareholders of Target;

(k)
the creation of any Encumbrance over any uncalled capital of, or any other asset of, Target or any material member of the Target Group or the giving of any guarantee, indemnity or security, or the entry into of any agreement or arrangement having a similar effect by Target or any other material member of the Target Group or the assumption, otherwise than (a) by operation of Law, or (b) in the ordinary course of business as currently conducted by Target or any other material member of the Target Group of any liability, whether actual or contingent, in respect of any obligation of any person, in any such case to an extent which is material in the context of the business of the Target Group as a whole or the implementation of any of the Transactions;

(l)
except in the ordinary course of business, discontinue, amend, dispose of or grant an exclusive licence of any intellectual property rights or fail to maintain any registrations or fail to continue any pending applications for material intellectual property rights, in any such case to an extent which is material in the context of the business of the Target Group as a whole or the implementation of any of the Transactions;

(m)	the entry into of any agreement or facility to obtain any borrowing, advance, credit or finance or any other indebtedness or liability in the nature of borrowing in excess of $10,000,000;

(n)	the taking of any action that would require the approval of the holders of A Shares under Rule 21 of the City Code;

(o)
the entry into of any transaction, agreement, arrangement or understanding between (i) Target or any other member of the Target Group, on the one hand, and (ii) any member of the News Group, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

(p)
the taking by Target or any other member of the Target Group of any step which, to the knowledge of Target, is reasonably likely to have the effect of preventing or materially delaying the satisfying of any of the Conditions;

(q)	the entry into of any Agreement or binding commitment to do any of the actions described in this sub-clause 7.8; and

(r)
the making by or on behalf of Target or any other member of the Target Group of an announcement in relation to any of the actions described in this sub-clause 7.8 or in relation to a proposal to take any such action.

Nothing set forth in this sub-clause 7.8 shall give the Bidcos, directly or indirectly, the right to control or direct the business or operations of Target or any other member of the Target Group prior to the Effective Date. Prior to the Effective Date, Target shall exercise, consistent and subject to with the terms and conditions of this Agreement, complete control and supervision over the business and operations of Target and each of the other members of the Target Group.

7.9	During the Exclusivity Period, Target shall and shall procure that the other members of the Target Group shall:

(a)
furnish the Bidcos, News Corporation and NDS Holdco and their respective Representatives with such financial and operating data and other information with respect to each member of the Target Group as the Bidcos, News Corporation and NDS Holdco may from time to time reasonably request and consistent with the nature and scope of the financial and operating data and other information provided by Target to News Corporation in the ordinary course as at the date of this Agreement; and

(b)
give the Bidcos, News Corporation and NDS Holdco and their respective Representatives reasonable access to such of the books, records and personnel of each member of the Target Group as shall be necessary or desirable to enable the Bidcos, News Corporation and NDS Holdco to prepare for the implementation of the Transactions, in each case without giving rise to any obligation of Target to any third party or which would cause Target to be in breach of any obligation to any third party (other than any immaterial obligation).

7.10
Each of the Bidcos warrants to Target and News Corporation that, as of the date hereof, none of its officers are actually aware of any fact, matter or circumstance which could reasonably be expected to occur, which if it did occur, would prevent it from delivering its CFC Certificate in satisfaction of the Condition set out in paragraph 11 of Schedule V.

7.11
Each of the Bidcos and News Corporation shall not take any step which, to the knowledge of the Bidcos or News Corporation respectively, is reasonably likely to have the effect of preventing or materially delaying the satisfaction of any of the Conditions.

7.12
News Corporation and NDS Holdco undertake to the Bidcos to pay on demand to the Bidcos or as the Bidcos shall otherwise direct a sum equal to each and any Moral Hazard Costs as and when they arise. “Moral Hazard Costs” for this purpose mean each loss, liability, contribution, cost and expense (including, without limitation, each loss, liability, contribution, cost and expense incurred as a result of defending or settling a claim alleging such liability) of any person connected with or an associate of (as defined in section 249 or 435 of the Insolvency Act 1986) Target, other than a member of the News Group or the Target Group, arising in relation to the News Executive Plan pursuant to the issue by the Pensions Regulator of a contribution notice and/or a financial support direction under sections 38 to 51 of the Pensions Act 2004. The Pensions Regulator for these purposes means the Pensions Regulator established under the Pensions Act 2004.

7.13
News Corporation and NDS Holdco undertake to Target to pay on demand to Target a sum equal to each and any Pension Costs as and when they arise. “Pension Costs” for this purpose means each loss, liability, contribution, cost and expense (including, without limitation, each loss, liability, contribution, cost and expense incurred as a result of defending or settling a claim alleging such liability) of Target or the Target Group arising or which may arise, out of or in connection with any liability to make any payment on or after the Effective Date to the News Executive Plan:

(a)	pursuant to the operation of section 75 and/or section 75A of the Pensions Act 1995, but only if and to the extent that (A) is greater than (B) where:

(i)	“(A)” is Target's "liability share" (as defined in the Employer Debt Regulations);

(ii)
“(B)” is C/D multiplied by the total difference between the value of the assets of the News Executive Plan and the amount of the liabilities of the News Executive Plan (calculated in accordance with Regulation 5(11) of the Employer Debt Regulations) where C is the News Executive Plan liabilities (calculated in accordance with Regulation 5(11) of the Employer Debt Regulations) attributable to Mr Peled and Ms Joan Hendry (also known as Ms Joan Johnson, but herein referred to as Ms Joan Hendry) and D are the News Executive Plan liabilities (calculated in accordance with Regulation 5(11) of the Employer Debt Regulations) attributable to Target and News International Limited; and

(iii)
for the avoidance of doubt, in determining the "liability share" for the purpose of (A) and in determining "D" for the purpose of (B), the liabilities attributed to employers shall include any liabilities attributed under Regulation 6 of the Employer Debt Regulations.

(b)	pursuant to the issue by the Pensions Regulator of a contribution notice and/or a financial support direction under sections 38 to 51 of the Pensions Act 2004; and

(c)
under the trust deed and rules of the News Executive Plan or under any other documentation relevant to the operation of the News Executive Plan but only if and to the extent such liability exceeds ongoing contributions payable by Target in respect of future accrual of benefits in relation to Mr Peled and Ms Joan Hendry pursuant to the current schedule of contributions or any revised rate provided that the revised rate, expressed as a percentage of Mr Peled's or Ms Joan Hendry’s respective pensionable salary, is no more than the rate applicable to the pensionable salaries of other active members in the News Executive Plan.

7.14
Each of News Corporation and NDS Finance undertake to use their reasonable endeavours to replace the current Master Intercompany Agreement dated 22 November 1999 and entered into between News Corporation and NDS, with a new Master Intercompany Agreement (that is, between News Corporation and NDS Finance) on terms to be agreed between News Corporation and NDS Finance.

8.	Exclusivity

8.1
Subject to sub-clause 8.4, in consideration of the commitment of time, cost, expense and personnel by the Bidcos, News Corporation and their respective Affiliates and of the Bidcos, News Corporation and their respective Affiliates incurring the expense of instructing advisers, in each case for the purpose of investigating, finalising and documenting the Transactions and the financing thereof:

8.1.1
Target warrants and undertakes that, during the Exclusivity Period, neither it nor any other member of the Target Group, or any of their respective Advisers or Representatives, will, directly or indirectly through any other person:

(a)	solicit, initiate, authorise, recommend, facilitate or encourage, participate in, continue or enter into discussions or negotiations or any agreement or arrangement regarding, any Competing Proposal;

(b)	provide or cause to be provided information to any person (other than the Bidcos, News Corporation and their respective Advisers and Representatives) in relation to any Competing Proposal; or

(c)	otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

8.1.2
News Corporation warrants and undertakes that, during the Exclusivity Period, neither it nor any of its Affiliates, or any of their respective Advisers or Representatives, will, directly or indirectly through any other person:

(a)	solicit, initiate, authorise, facilitate or encourage, participate in, continue or enter into discussions or negotiations or any agreement or arrangement regarding, any Competing Proposal;

(b)	provide or cause to be provided information to any person (other than the Bidcos and their Advisers and Representatives) in relation to any Competing Proposal; or

(c)	otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

8.2
During the Exclusivity Period, News Corporation and NDS Holdco as shareholders in NDS Holdco and Target respectively, will vote against any Competing Proposal proposed at shareholder meetings or in proposed shareholder written resolutions of NDS Holdco or Target respectively and not accept or support any Competing Proposal.

8.3
News Corporation and NDS Holdco undertake that they will not, and shall procure that none of their Affiliates shall, exercise any of the change of control rights which are exercisable under any agreements or arrangements between News Corporation and/or any of its Affiliates and Target and/or the Target Group as a result of the Transactions.

8.4
Notwithstanding sub-clause 8.1, Target may engage in discussions or negotiations with, and furnish information concerning the Target Group and its businesses, properties or assets, to a third party which has indicated that it may make an unsolicited Competing Proposal, or recommend a Competing Proposal, if, and only to the extent that, the members of the Independent Committee concludes, in good faith, after consultation with, and taking into account the advice of the Independent Committee Advisers their legal and financial advisers at a meeting of the Independent Committee, that the failure to take such action would be in breach of their fiduciary duties or would violate their obligations under this Agreement, the Act or the 1985 Act.

8.5
Target agrees, if requested by the Bidcos or News Corporation and to the extent requested, subject to the members of the Independent Committee concluding, in good faith, and after consultation with, and taking into account the advice of the Independent Committee Advisers that to take such action would not be in breach of their fiduciary duties, to disclose to the Bidcos and News Corporation as soon as practicable:

(a)	the price, form of consideration and identity of the offeror, in relation to any approach made relating to a Competing Proposal;

(b)
the fact that the Board (or any committee thereof including the Independent Committee) is considering such Competing Proposal with details of the price, form of consideration and identity of offeror; and

(c)	any changes in the price, form of consideration and identity of offeror in relation to any Competing Proposal details of which have already been notified to the Bidcos and News Corporation.

9.	Employees

The parties have agreed the arrangements set out in Schedule II with respect to certain employee related matters.

10.	Announcement

10.1
Without prejudice to the provisions of Clause 8, during the Exclusivity Period, the parties shall, subject to the requirements of applicable Law or any Relevant Authority, consult together as to the terms of, the timetable for and manner of publication of, any announcement, circular or publication to shareholders, employees, customers, suppliers, distributors and sub-contractors and to any Relevant Authority or to the media or otherwise which any party may desire or be obliged to make regarding the Transactions, except in connection with any dispute between the parties regarding this Agreement or the Transactions.

10.2
Except where required by any applicable Law, none of the parties will make any announcement about the implementation of the Transactions or any matters arising in relation to or in connection with the Transactions or about any discussions between the parties concerning any of the foregoing, without the prior consent of (in the case of an announcement by Target, News Corporation or NDS Holdco) the Bidcos and (in the case of an announcement by the Bidcos, News Corporation or NDS Holdco) Target and (in the case of an announcement by the Bidcos or Target) News Corporation and NDS Holdco acting jointly (such consent in each case not to be unreasonably withheld, rendered subject to conditions or delayed), except in connection with any dispute between the parties regarding this Agreement or the Transactions.

11.	Assignment

This Agreement is personal to the parties to it and may not be assigned (nor may a party purport to assign it) in whole or in part, nor may any party transfer or create any trust in respect of, or purport to transfer or create any trust in respect of, a right or obligation under this Agreement.

12.	Time of the Essence

Any time, date or period referred to in any provision of this Agreement may be extended by mutual agreement between Target, News Corporation and the Bidcos but as regards any time, date or period originally fixed or any time, date or period so extended, time shall be of the essence.

13.	Termination

13.1	Subject to sub-clause 13.3 and notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated as follows:

(a)	by the mutual consent (in writing) of the Bidcos, News Corporation, NDS Holdco and Target at any time prior to the granting of the Second Court Order;

(b)
by either of the Bidcos or News Corporation acting in their absolute discretion if there is a failure or breach of any of the Fundamental Conditions set out in paragraphs 1 to 8 or 13 of Schedule V, and by News Corporation acting in its absolute discretion if there is a failure or breach of either of the Fundamental Conditions set out in paragraphs 10 and 11 of Schedule V; or

(c)	by any of the Bidcos, News Corporation, NDS Holdco or Target upon written notice to the other parties if the Effective Date shall not have occurred on or before the Long Stop Date.

13.2
Except for the provisions of this Agreement which are expressly provided to survive termination and without prejudice to any liability of any party in respect of any antecedent wilful and material breach hereof or to any accrued rights of any party hereto, if this Agreement is terminated pursuant to this Clause 13 this Agreement shall terminate (save for Clauses 10, 14, 15, 17, 18, 19, 20 and 21 which will survive termination) and there shall be no other liability on the part of any of the parties hereto to any of the other parties. No representation or warranty contained in this Agreement shall survive the time, if any, at which the Scheme becomes fully effective.

13.3	Termination of this Agreement shall be without prejudice to any rights any party may have in respect of any prior breach hereof.

14.	Fees and Costs

14.1	If the Scheme becomes fully effective, the costs associated therewith shall be borne in the manner separately agreed between the Bidcos, News Corporation and NDS Holdco.

14.2
If the Scheme fails to become fully effective, each party will bear its own legal, accountancy and other costs and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement and any other agreement incidental to or referred to in this Agreement and the implementation of the Transactions, except that News Corporation and the Bidcos will equally bear the cost of counsel to the lenders for preparation of the documents for the Debt Facilities.

15.	Waiver/Amendment

15.1	There shall be no waiver of any term, provision or condition of this Agreement unless such waiver is in writing and signed by the waiving party.

15.2
No relaxation, forbearance, indulgence or delay (together “indulgence”) of any party in exercising any right, power or privilege hereunder shall be construed as a waiver thereof and shall not effect the ability of that party subsequently to exercise that right, power or privilege or to pursue any remedy, nor shall any indulgence constitute a waiver of any other right, power or privilege, nor will any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

15.3	No amendment, change or addition to this Agreement shall be effective or binding on any party unless reduced to writing and executed by all of the parties to this Agreement.

16.	Directors' and Officers' Insurance

Until the sixth anniversary of the Effective Date, the Bidcos and News Corporation shall not vote in favour of or approve any proposal to amend, modify or repeal the provisions for indemnification of directors or officers contained in the articles of association of Target or any other member of the Target Group as of the date of this Agreement or otherwise in such a manner as would adversely affect the rights of any individual who shall have served as a director or officer of Target or any other member of the Target Group before the Effective Date to be indemnified by Target or such other member of the Target Group (as the case may be) in respect of their serving in such capacities before the Effective Date, save to the extent that such amendment is required by applicable Law.

17.	Invalidity

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

18.	Notices

18.1
Any notice or other communication to be given under this Agreement shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party, posted by first class mail (or airmail if abroad) addressed to that party at such address, or sent by electronic mail to the email address set out in sub-clause 18.3 (or such other number as may be notified to the parties) and shall if:

(a)	personally delivered, be deemed to have been received at the time of delivery;

(b)
posted to an inland address in the United Kingdom, be deemed to have been received on the second Business Day after the date of posting and if posted to an overseas address, be deemed to have been received on the fifth Business Day after the date of posting; or

(c)	sent by electronic mail, be deemed to have been received upon verbal confirmation of receipt by the recipient (to the sender) of the electronic mail,

provided that where, in the case of delivery by hand or electronic mail, delivery or transmission occurs after 6.00 pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9.00 am on the next following Business Day.

18.2
For the purposes of this Clause 18 the authorised address of each party shall be the address set out at the head of this Agreement or such other address (and details) as that party may notify to the others in writing from time to time in accordance with the requirements of this Clause 18.

18.3
Any notice or other communication will, in the case of service by electronic mail, be sent to the recipient using the following electronic mail addresses (or such other electronic mail address as may from time to time be notified in writing to the recipient to the sender as being the recipient’s electronic mail address for service):

Bidco 1:	282, route de Longwy
L-1940
Luxembourg
severine.michel@permira.com
Attention: Séverine Michel

with a copy to:
Permira Advisers LLP
20 Southampton Street
London WC2E7QH
ian.sellars@permira.com
Attention: Ian Sellars

Bidco 2:	282, route de Longwy
L-1940
Luxembourg
severine.michel@permira.com
Attention: Séverine Michel

with a copy to:
Permira Advisers LLP
20 Southampton Street
London WC2E7QH
ian.sellars@permira.com
Attention: Ian Sellars

Target:	NDS Group plc
One Heathrow Boulevard
286 Bath Road
West Drayton
Middlesex
UB7 0DQ
ilevin@nds.com
Attention: Ismut Levin

with a copy to:
Weil, Gotshal & Manges
One South Place
London
EC2M 2WG
michael.francies@weil.com
Attention: Michael Francies

and to:

Weil, Gotshal & Manges
767 Fifth Avenue
New York, NY 10153
danielle.do@weil.com
frederick.green@weil.com
Attention: Frederick Green, and Danielle Do

NDS Finance:	NDS Finance Limited
One Heathrow Boulevard
286 Bath Road
West Drayton
Middlesex
UB7 0DQ
pkoussios@nds.com
Attention: Pyrros Koussios

with a copy to:
Weil, Gotshal & Manges
One South Place
London
EC2M 2WG
michael.francies@weil.com
Attention: Michael Francies

and to:

Weil, Gotshal & Manges
767 Fifth Avenue
New York, NY 10153
danielle.do@weil.com
frederick.green@weil.com
Attention: Frederick Green, and Danielle Do

News Corporation:	News Corporation
1211 Avenue of Americas
New York, NY 10036
United States
JNova@newscorp.com
LJacobs@newscorp.com
Attention: Group General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher and Flom LLP
Four Times Square
New York, NY 10036
United States
Lou.Kling@skadden.com
Howard.Ellin@skadden.com
Attention: Lou R. Kling and Howard L. Ellin

and to:

Skadden, Arps, Slate, Meagher and Flom (UK) LLP
40 Bank Street
Canary Wharf, London
E14 5DS, United Kingdom
United States
michael.hatchard@skadden.com
john.adebiyi@skadden.com
Attention: Michael Hatchard and John Adebiyi

NDS Holdco:	NDS Holdco Inc
c/o News Corporation
1211 Avenue of Americas
New York, NY 10036
United States
JNova@newscorp.com
LJacobs@newscorp.com
Attention: Group General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher and Flom LLP
Four Times Square
New York, NY 10036
United States
Lou.Kling@skadden.com
Howard.Ellin@skadden.com
Attention: Lou R. Kling and Howard L. Ellin

and to:

Skadden, Arps, Slate, Meagher and Flom (UK) LLP
40 Bank Street
Canary Wharf, London
E14 5DS, United Kingdom
United States
michael.hatchard@skadden.com
john.adebiyi@skadden.com
Attention: Michael Hatchard and John Adebiyi

19.	General

19.1
Save where expressly provided, the obligations of each party are several in respect of itself only and not joint and several. Each of the parties shall, and shall use all reasonable efforts to procure that any other person shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to such party’s obligations under this Agreement.

19.2	No person who is not a party to this Agreement shall have any rights under the Contracts (Right of Third Parties) Act 1999 to enforce any term of this Agreement.

19.3
This Agreement may be executed in any number of counterparts but shall not be effective until each party has executed at least one counterpart. Each counterpart when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument.

19.4
No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall affect that right, power or remedy or operate as a waiver of it. The single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

19.5	Nothing in this Agreement and no action taken by the parties under this Agreement shall constitute a partnership, association, joint venture or other co-operative entity between the parties.

19.6	A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

19.7	The invalidity, illegality or unenforceability of a provision of this Agreement does not affect or impair the continuation in force of the remainder of this Agreement.

19.8
If any provision of this Agreement (or party of any provision) is found by any court or other authority of competent jurisdiction to be invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed not to form part of this Agreement, and the validity and enforceability of the other provisions of this Agreement shall not be affected.

19.9	Each party acknowledges that in entering into this Agreement it is not relying upon any pre-contractual statement that is not set out in this Agreement.

19.10
No party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement. Nothing in this Clause 19 shall limit the liability of any party in respect of fraud.

19.11
For the purposes of this Clause 19, "pre-contractual statement" means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time before the date of this Agreement and this Agreement shall be deemed to refer to this Agreement any other agreement or arrangement entered into in connection with this Agreement and the confidentiality agreement entered into between Permira Advisers LLP, News Corporation and Target.

19.12
For the avoidance of doubt, solely for US federal income tax purposes, the parties agree that (i) the transactions contemplated by sub-clause 4.1 shall be treated as a part-sale (to the extent of the Bidco Cash Consideration) and a part-cancellation (to the extent of the A Share Distribution) such that taken together the Scheme Shares are completely cancelled and (ii) the News Distribution shall be treated as a payment by Target in redemption of certain B Shares held by NDS Holdco.

20.	Service of process

20.1
Each of the Bidcos irrevocably appoints Clifford Chance Secretaries Limited of 10 Upper Bank Street, London, E14 5JJ United Kingdom, as its agent under this Agreement for service of process in any proceedings before the English courts in connection with the Transactions.

20.2
Each of News Corporation and NDS Holdco irrevocably appoints News International Limited of 1 Virginia Street, London, E98 1XY United Kingdom, as its agent under this Agreement for service of process in any proceedings before the English courts in connection with the Transactions.

20.3
If any person appointed as process agent under this clause 20 is unable for any reason to so act, the appointer of that process agent must, within 10 Business Days of such event taking place, appoint another agent on terms acceptable to the other parties to this Agreement (acting reasonably).

20.4	The parties agree that failure by a process agent to notify its principal of any process will not invalidate the relevant proceedings.

20.5	This clause 20 does not affect any other method of service allowed by law.

21.	Governing Law

21.1
This Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another law) shall be governed by, construed and take effect in accordance with English law.

21.2
The courts of England shall have exclusive jurisdiction to settle any claim, legal action proceedings, dispute or matter of difference which may arise out of or in connection with this Agreement (including without limitation claims for set-off or counterclaim) or the legal relationships established by this Agreement (“Proceedings”), and each of the parties irrevocably submits to such jurisdiction and waives any objection to any Proceedings in such courts or on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum.

AS WITNESS WHEREOF the hands of the parties or their duly authorised representatives the day and year first above written.

SIGNED by	)
Nuclobel Lux 1 S.àr.l	)

SIGNED by	)
Nuclobel Lux 2 S.àr.l	)

SIGNED by	)
NDS Group Plc	)

SIGNED by	)
NDS Finance Limited	)

SIGNED by	)
News Corporation	)

SIGNED by	)
NDS Holdco Inc.	)

SCHEDULE I
ANNOUNCEMENT

SCHEDULE II
TARGET SHARE SCHEMES

1.	The parties agree that, to the maximum extent possible, participants in the Target Share Schemes should be able to participate in the Scheme on the same basis as the A Shareholders.

2.
To give effect to the above, all awards/options outstanding under the Target Share Schemes will vest and/or become exercisable in order to participate in the Scheme. Provided the arrangements set out in paragraph 3 of this Schedule II are implemented, all such awards/options will vest and/or become exercisable on the First Court Order. This will enable participants whose awards vest and/or who exercise their options at that time to participate in the A Share Distribution in respect of the A Shares acquired by them under the Target Share Schemes. Options will then lapse to the extent not exercised very shortly after the First Court Order is registered.

3.
To optimise the tax position of participants in the Target Share Schemes and ensure that they are not disadvantaged from a tax perspective, the parties agree that, as an alternative to participating in the Scheme, participants will be given the opportunity but will not be obliged to sell their A Shares to a special purpose vehicle before the Scheme Record Time. Participants will be able to participate in the Scheme if they wish to do so. The parties agree that Target will (either directly or indirectly) bear the stamp duty cost on the sale of any A shares by a participant to the specified third party.

4.
The parties agree that to achieve the above certain changes will be needed to the rules of the Target Share Schemes. The parties agree that, for the reasons given above (specifically, to allow participants to participate in the Scheme and to improve their tax position), the changes will be beneficial to participants and will not require their approval.

5.
Target agrees to prepare, in a form to be agreed between Target, News Corporation and the Bidcos, proposal letters to each of the participants in the Target Share Schemes explaining the effect of the Scheme on their outstanding options and awards and outlining the choices available to them. Such letters are intended to be posted as soon as practicable after the posting of the Circular and will be accompanied by conditional exercise notices and any other documentation required to enable participants in the Target Share Schemes to exercise their outstanding options conditionally upon the First Court Order and transfer their A Shares to the special purpose vehicle. Participants will be given a significant period in which to decide how best to deal with their options in light of the Scheme and the choices that are being made available to them.

6.
Target and the Bidcos agree that participants exercising share options under the Target Share Schemes conditionally on the First Court Order will be offered the opportunity to exercise their options with the benefit of a cashless exercise facility under which the exercise price will be deducted from the consideration due to them on disposal of the A Shares acquired by them on the exercise of their options and will be paid to Target on their behalf.

7.
Notwithstanding any other provision of this Agreement, Target undertakes to ensure that no options or awards are granted under any of the Target Share Schemes or any other employee share schemes operated by Target or any member of the Target Group from the date of this Agreement without seeking prior approval from the other parties to this Agreement.

8.
It is understood by the parties that any matter referred to in this Schedule II which applies to the Approved Scheme is subject to the approval of Her Majesty's Revenue and Customs ("HMRC") and Target agrees to prepare, in a form to be agreed between Target and the Bidcos, the relevant application(s) to HMRC in relation to such approval.

SCHEDULE III
TARGET OPERATING COMPANIES

Orbis Technology Limited

NT Media Limited

NDS Limited

NDS Technologies France S.A.S.

SVPLA LLC

NDS Services Pay-TV Technology Private Limited

NDS Beijing Information Technology Co

Digi-Media Vision Limited

News Datacom Limited

NDS Technologies Israel Limited

NDS Asia Pacific Pty Limited

NDS Asia Pacific Limited

NDS Marketing Israel Limited

NDS Americas Inc.

CastUp Inc.

CastUp Israel Limited

NDS Denmark Holding A/S

NDS Denmark ApS

NDS Holdings B.V.

NDS Sweden AB

Jungo Limited

Jungo Software Technologies Inc.

NDS Amerisub LLC

SCHEDULE IV
EXHAUSTIVE LIST OF APPLICABLE CITY CODE PROVISIONS

The following list is exhaustive and operates subject to the provisions of sub-clause 3.17.

City Code Rule	Comment
Rule 3.1
The Independent Committee is to obtain independent advice on the Scheme Proposal and to make the substance of such advice known to the A Shareholders and option holders. The Independent Committee is to determine the independence of the adviser.

Rule 13.1	The Scheme Proposal is to be subject to the Conditions

Rule 13.4	See sub-clause 3.18

SCHEDULE V
CONDITIONS

The Scheme will be conditional upon the following having occurred prior to the Long Stop Date:

1.
the approval of the Scheme by a majority in number of the Scheme Shareholders entitled to vote and present and voting, either in person or by proxy, at the Court Meeting or at any adjournment of such meeting and the votes cast at such meeting in favour of the Scheme representing three-fourths or more of the total votes cast at such meeting;

2.
all resolutions necessary to approve and implement the Scheme as set out in the notice of the Extraordinary General Meeting in the Circular being duly passed by the requisite majority at the Extraordinary General Meeting or at any adjournment of that meeting and not subsequently being revoked;

3.
the sanction (without modification or with modification as agreed by the Bidcos, News Corporation and Target) of the Scheme and the confirmation of the capital reductions involved therein by the Court;

4.	the NDS Finance Capital Reduction having become effective in accordance with its terms prior to the date of the First Court Hearing;

5.	the delivery of an office copy of the First Court Order relating to the Scheme and the attached minute of the capital reduction involved therein to the Registrar; and

6.	the delivery of an office copy of the Second Court Order and the attached minute of the capital reductions involved therein to the Registrar.

In addition, the Bidcos, News Corporation and Target have agreed that the Scheme will also be conditional upon the following Conditions, and, accordingly, the necessary actions to make the Scheme effective including the delivery of an office copy of the Second Court Order to the Registrar, will not be taken unless such Conditions (as amended if appropriate) have been satisfied (and continue to be satisfied pending the commencement of the Second Court Hearing) or waived:

7.
the European Commission having issued a decision under Article 6(1)(b) or 8(1) or 8(2) of Council Merger Regulation (EC) 139/2004 (or having been deemed to have done so under Article 10(6) of Council Regulation (EC) 139/2004) declaring the Acquisition or any matter arising from or relating to the Acquisition or the Bidco Group’s involvement in the Acquisition compatible with the EC Common Market;

8.
an unconditional approval of the Acquisition, or an approval with conditions or obligations as are deemed satisfactory to the Bidcos and News Corporation pursuant to this Agreement, has been given by the relevant controller pursuant to the Israeli Restrictive Business Practices Law 5748 - 1988, and such approval is in full force and effect;

9.
since 30 June 2008 and except as publicly announced by Target prior to the date of the Announcement or as otherwise disclosed prior to the date of the Announcement to the Bidcos and News Corporation or their advisers by or on behalf of Target there having been no adverse change or deterioration in the business, assets, financial or trading position or profits or operational performance of any member of the Target Group to an extent which is material in the context of the Wider Target Group taken as a whole;

10.
the Internal Revenue Service's having issued a letter ruling to News Corporation substantially to the effect that the receipt of cash by News Corporation pursuant to the Scheme is not essentially equivalent to a dividend under Section 302(b)(1) of the Internal Revenue Code of 1986, as amended;

11.
In the reasonable good faith judgment of News Corporation, there is not a reasonable likelihood that Target would be a “controlled foreign corporation” within the meaning of Section 957 of the United States Internal Revenue Code of 1986, as amended, immediately following the Scheme becoming Effective, and News Corporation having received, immediately prior to the Second Court Hearing, a certificate dated as of such date of delivery (collectively the “CFC Certificates”) from each of the Bidcos pursuant to the Bidcos’ obligations in accordance with this Agreement confirming that none of Bidco 1, Bidco 2, any shareholder of either of the Bidcos, or any person who, to the best knowledge of Bidco 1 and Bidco 2, would be considered as indirectly or constructively owning under section 958 of the United States Internal Revenue Code of 1986, as amended, any equity interests in Target owned by a Bidco will be a "U.S. shareholder" of Target as defined in Section 951(b) of the United States Internal Revenue Code of 1986, as amended, immediately following the Scheme becoming Effective;

12.
no Third Party having intervened in any way or announced, instituted, implemented or threatened any action, proceeding, investigation, enquiry, or enacted, made or proposed any statute, regulation, decision or order which might reasonably be expected to (in any case to an extent which is material in the context of the Wider Target Group taken as a whole) make the Scheme or its implementation void, unenforceable and/or illegal in any jurisdiction or otherwise directly or indirectly restrain, restrict, prohibit, prevent, delay or otherwise interfere therewith or with the implementation thereof, or impose additional conditions or obligations with respect thereto, or require amendment to the terms of the Scheme or the proposed acquisition of any shares or securities in Target, or the acquisition of control of Target by the Bidcos; and all applicable waiting and other time periods during which any such Third Party could institute, implement or threaten any action, proceeding, investigation, enquiry, suit or reference or any other step under the laws of any relevant jurisdiction in respect of the Acquisition or the acquisition or proposed acquisition of any shares or other securities in, or control of, Target or any other member of the Wider Target Group by the Bidcos having expired, lapsed or terminated;

13.

(a)
Target having received the NDS Finance Dividend and dividends paid to Target by other members of the Target Group pursuant to this Agreement (and documents referred to herein), and Target thereby having available to it by no later than the commencement of the Second Court Hearing, including, without limitation, as a result of the receipt by Target of the NDS Finance Dividend and of such dividends paid to Target by other members of the Target Group sufficient distributable profits (as defined in section 181 of the Companies Act 1985) to enable it to lawfully declare and pay, in accordance with the requirements of the Scheme:

(i)	the A Share Distribution; and

(ii)	the News Distribution, including the issue of the News Loan Note; and

(b)
at all times from the granting by the Court of the First Court Order to the commencement of the Second Court Hearing, the members of the Target Group having not less than $724.9 million in cash in aggregate (excluding any cash which is not freely remittable to Target by way of loan or otherwise) and, for the avoidance of doubt, excluding any amounts drawn down or available under the Debt Facilities, any cash proceeds arising from the exercise of awards and options under the Target Share Schemes and any cash received in relation to any subscription of shares in the capital of Target pursuant to the Management Investment Agreement.

14.this Agreement not having been terminated by the parties in accordance with its terms.

For the purposes of these Conditions:

(a)
“publicly announced” means disclosed in (i) NDS’s annual report on form 10-K, filed with the SEC on 8 August 2008; or (ii) otherwise publicly announced on or before the date of this announcement by Target;

(b)
“Third Party” means any government, governmental or quasi governmental, supranational, statutory, regulatory, environmental, administrative, fiscal or investigative body, court, trade agency, association, institution, body corporate, or any other body, entity or person whatsoever in any jurisdiction; and

(c)
“the Wider Target Group” means Target and its subsidiary undertakings, associated undertakings and any other undertakings in which Target and such undertakings (aggregating their interests) have a substantial interest, the “Target Group” means Target and its subsidiaries, subsidiary undertakings and holding companies and the subsidiaries and subsidiary undertakings of any such holding company. For these purposes, “subsidiary undertaking”, “associated undertaking” and “undertaking” have the meanings given by the Companies Act 1985 (but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A to the Companies Act 1985) and “substantial interest” means a direct or indirect interest in 20 per cent. or more of the voting or equity capital or the equivalent of an undertaking.

The Bidcos and News Corporation, each in its absolute discretion, reserve the right to jointly waive all or any of Conditions 7, 8, 9 and 12 in whole or in part. The Bidcos and News Corporation, each in its absolute discretion, reserve the right to jointly waive Condition 13 in whole or in part, subject only to the consent of Target, such consent not to be unreasonably withheld, rendered subject to conditions, or delayed. News Corporation reserves the right to waive Conditions 10 and 11, in whole or in part, in its absolute discretion, and Conditions 10 and 11 are for the benefit of News Corporation only and may only be waived by News Corporation. For the avoidance of doubt, Conditions 1 to 6 (inclusive) cannot be waived by any party.

The Acquisition will lapse and the Scheme will not proceed unless all the above Conditions are fulfilled or (if capable of waiver) waived or, where appropriate, determined by the Bidcos and News Corporation to have been satisfied or to remain satisfied prior to the commencement of the Second Court Hearing. Neither the Bidcos nor News Corporation shall be under any obligation to waive or treat as fulfilled any of Conditions 7 to 13 (inclusive, and as relevant) above by a date earlier than the Long Stop Date notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

However, neither of the Bidcos nor News Corporation (where relevant) shall invoke any of the Conditions (other than the Fundamental Conditions) so as to cause the Scheme not to proceed or to lapse or be withdrawn without the agreement of News Corporation, the Bidcos and Target or where in analogous circumstances it would not be permitted to do so by the City Code as implemented by the Panel, insofar as it is applied pursuant to this Agreement, in particular, but without limitation, by reference to the Panel’s application of Rule 13.4 of the City Code and statements and rulings of the Panel in respect of that Rule.

The Scheme will not proceed if the European Commission initiates proceedings under Article 6(1)(c) of Council Regulation (EC) 139/2004 or the Acquisition is referred to the Competition Commission before the date of the Court Meeting.

The Acquisition and the Scheme are governed by English law and are subject to the jurisdiction of the English courts, to the Conditions set out above and the further terms set out in the Announcement and to be set out in the Circular.

SCHEDULE VI
MATERIAL AGREEMENTS – CLAUSE 7.2(b)

Agreement	Date
BSkyB Conditional Access Agreement	31 November 1999
BSkyB First Amendment to the Conditional Access Agreement	5 August 2002
BSkyB Second Amendment to the Conditional Access Agreement	11 April 2003
BSkyB Third Amendment to the Conditional Access Agreement	31 October 2003
BSkyB Fourth Amendment to the Conditional Access Agreement	30 September 2004
BSkyB Fifth Amendment to the Conditional Access Agreement	20 June 2005
BSkyB Sixth Amendment to the Conditional Access Agreement	Undated
BSkyB Development Resource Framework Agreement re XTV	1 August 2005
BSkyB Memorandum of Understanding re EPG Licence	3 April 2000
BSkyB Addendum to EPG Licence Memorandum of Understanding	1 August 2005

Premiere Integration, Supply and Licence Agreement	29 March 2006
Premiere Integration, Supply and Licence Agreement Schedule 1 Pricing and Payment	29 March 2006
Premiere Integration, Supply and Licence Agreement Schedule 6 Exclusivity	29 March 2006
Premiere Conditional Access Software Memorandum of Understanding	31 March 2008
Side Letter	31 March 2008
Memorandum of Understanding Confirmation Letter	10 April 2008

Sky Brazil (Netsat) System Implementation and Licence Agreement	11 July 1996
Sky Brazil (Netsat) Schedule H re Pricing and Payment Plan to System Implementation and Licence Agreement	11 July 1996
Sky Brazil (Netsat) System Implementation and Licence Agreement Amendment	3 December 1996
Sky Brazil (Netsat) System Implementation and Licence Agreement Amendment	1 November 2003
Amendment to the Sky Brazil (Netsat) System Implementation and Licence Agreement	1 July 2005
Sky Brazil (Netsat) System Implementation and Licence Agreement Amendment	1 April 2007
Sky Brazil (Netsat) System Implementation and Licence Agreement Amendment	28 September 2007
Sky Brazil Conditional Access pricing term sheet	17 December 2007
Schedule I to the Sky Brazil (Netsat) System Implementation and Licence Agreement	11 July 1996

Sky Italia Agreement for the Supply of NDS Conditional Access System, Products and Integration Services	3 April 2000
Sky Italia Conditional Access Supply and Services Amendment Agreement	10 November 2004
Sky Italia Amendment Agreement No. 2 to the 10 November 2004 Amendment Agreement	1 July 2005
Sky Italia Amendment Agreement No. 3 re IRD Resource Allocation	8 August 2005
Sky Italia Addendum to Amendment Agreement No. 3 re IRD Resource Allocation	1 November 2005
Sky Italia Amendment Agreement No. 4 re Dedicated Management Resource	8 August 2005
Sky Italia Amendment Agreement No.5 to the 10 November 2004 Amendment Agreement	18 November 2005
Sky Italia Amendment Agreement No. 6 re P4 Viewing Cards	27 July 2007
Sky Italia Supplement Schedule 4(A) re Extended Simulcrypt Project Scope and Timetable	5 July 2001
Sky Italia Supplement Schedule 4(B) re Cable Simulcrypt Project Scope and Timetable	5 July 2001

Sky Italia Supplement Schedule 4(C) re Phase II Project Scope and Timetable	3 January 2003
Sky Italia Supplement Schedule 4(D) re iVideoguard Project	21 March 2005
Sky Italia Amendment to Supplement Schedule 4(D)	30 January 2006
Sky Italia Supplement Schedule 4(F) re XTV	1 February 2005
Sky Italia Conditional Access Supply and Services Amendment Agreement for the provision of a viewing card enclosing service	5 June 2003
Sky Italia Indemnity	18 July 2007

Sky Mexico (Innova) System Implementation and Licence Agreement	20 September 1996
Sky Mexico (Innova) Amendment to SILA	29 February 2000
Sky Mexico (Innova) Support and Maintenance Amendment to SILA	1 May 1999
Sky Mexico (Innova) Amendment to SILA	30 April 2003
Sky Mexico (Innova) Term Sheet Proposal re Conditional Access, MW and Viewing Card Pricing	20 September 2005
Schedule I to the Sky Mexico (Innova) System Implementation and Licence Agreement	20 September 1996

Sky NZ Supply Agreement for the Mommy Bear Product, Smart Cards for the Digital System and Videocrypt and Services	30 September 1998
Sky NZ Extended Warranty and Support Agreement	30 September 1998
Sky NZ Term Sheet for ongoing support services	2 September 2003
Sky NZ Interactive System and Interactive Application Licence Agreement	29 June 2004
Sky NZ Extension of Maintenance and Support	17 December 2004
Sky NZ Change Control Note for Platform Upgrade and XTV PVR System	27 October 2005

Space TV (Tata) Licence Agreement for conditional access software and services	22 December 2005
Space TV (Tata) Agreement for the supply of Viewing Cards and Conditional Access Modules	22 December 2005
Space TV (Tata) Support Service Agreement	22 December 2005
Space TV (Tata) STB Support and Security Service Agreement	22 December 2005
Space TV (Tata) First Amendment to the Licence Agreement	2 February 2007
Space TV (Tata) Second Amendment to the Licence Agreement	April 2007
Space TV (Tata) First Amendment to the STB Support and Security Service Agreement	17 August 2006
Space TV (Tata) Second Amendment to the STB Support and Security Service Agreement	Undated
Space TV (Tata) Third Amendment to the STB Support and Security Service Agreement	Undated

Foxtel Digital System Agreement	18 December 2003
Schedule 17 to the Foxtel Digital System Agreement	18 December 2003

News Media Sales Agency Agreement	2 February 2007
News Media Sales Agency Agreement Amendment	1 August 2007

News Corp Master Intercompany Agreement	November 1999
News Corp Revolving Credit Facility Agreement	12 November 1996